Form 10KSB, Exhibit 13
period 1997-06-30
CAROLINA FINCORP INC
filed 1997-09-25
CIK 1017232

                     Carolina Fincorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
===============================================================================


Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Carolina Fincorp, Inc. and Subsidiaries. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                             Description of Business

Carolina Fincorp, Inc. ("Carolina" or "Parent") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Richmond Savings Bank, Inc., SSB (the "Bank" or "Richmond Savings") in connection with the Bank's conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. Carolina was organized to acquire all of the common stock of Richmond Savings upon its conversion to stock form. A subscription and community offering (the "Offering") of Carolina's common stock closed on November 22, 1996, at which time Carolina acquired all of the outstanding common stock of the Bank and commenced operations.

In accordance with the Plan of Conversion, Carolina issued common stock with a value of $18,515,000 in the Offering and received proceeds of $17,585,611, net of Conversion costs. Carolina transferred a portion of the net proceeds to Richmond Savings for the purchase of all of the outstanding common stock of the Bank.

Carolina has no operations and conducts no business of its own other than owning Richmond Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Richmond Savings Bank, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Richmond County in North Carolina. On June 30, 1997, approximately 93% of the Bank's net loan portfolio was composed of real estate loans.

Carolina's principal sources of income are earnings on capital retained by Carolina, interest earned from the loan to the ESOP, and dividends paid by the Bank to Carolina, if any. Revenues of Richmond Savings are derived primarily from interest on loans. Richmond Savings also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of Richmond Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, data processing and occupancy and related expenses.

Richmond Investment Services, Inc. (formerly CERKO, Inc.) is a wholly-owned subsidiary of Richmond Savings whose principal business activity is that of an agent for various insurance products.

Carolina and its subsidiaries are collectively referred to herein as the "Company."

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                           Asset/Liability Management

The Company's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Company's control, such as market interest rates and competition, may also have an impact on the Company's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Company's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and, conversely, interest expense will decrease when interest rates decrease.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Company calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1997 was a negative 22.74%. At June 30, 1997, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 21.22% and a negative 6.15%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

--------------------------------------------------------------------------------

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

                                                                Terms to Repricing at June 30, 1997
                                                ------------------------------------------------------------
                                                             More Than    More Than
                                                  1 Year     1 Year to   3 Years to    More Than
                                                 or Less      3 Years      5 Years      5 Years       Total
                                                 -------      -------      -------      -------       -----
INTERESTS-EARNING ASSETS

Loans receivable:
Real estate loans:
  Residential 1-4 family
    Adjustable                                  $  18,916    $  13,622    $   9,140    $   3,087    $  44,765
    Fixed                                              55          129        1,043       13,071       14,298
  Multi-family residential and commercial
    Adjustable                                      1,197        1,865          626           72        3,760
    Fixed                                               -           52           21          146          219
  Construction
    Adjustable                                      2,811            -            -            -        2,811
  Home equity credit lines
    Adjustable                                      7,951            -            -            -        7,951

Other Loans:
    Adjustable                                         30            -           13          356          399
    Fixed                                             562        1,023          782        2,504        4,871

Interest-earning balances in other banks            1,862            -            -            -        1,862
Investments                                         6,532        2,994        6,498        8,638       24,662
FHLB common stock                                       -            -            -          735          735
                                                ---------    ---------    ---------    ---------    ---------
     Total interest-earning assets              $  39,916    $  19,685    $  18,123    $  28,609    $ 106,333
                                                ---------    ---------    ---------    ---------    ---------

INTEREST-BEARING LIABILITIES

Deposits
    Passbook and statement accounts             $  10,669    $       -    $       -    $       -    $  10,669
    Now and VIP checking accounts                   8,185            -            -            -        8,185
    Non-interest-bearing accounts                   2,224            -            -            -        2,224
    Certificate accounts                           42,523       18,059        2,099            -       68,681
    Advances from the Federal Home Loan Bank          500            -            -            -    $     500
                                                ---------    ---------    ---------    ---------    ---------

      Total interest-bearing liabilities        $  64,101    $  18,059    $   2,099    $       -    $  84,259
                                                ---------    ---------    ---------    ---------    ---------

INTEREST SENSITIVITY GAP PER PERIOD             $ (24,185)   $   1,626    $  16,024    $  28,609    $  22,074

CUMULATIVE INTEREST SENSITIVITY GAP               (24,185)     (22,559)      (6,535)      22,074       22,074

CUMULATIVE GAP AS A PERCENTAGE OF
TOTAL INTEREST-EARNING ASSETS                     (22.74%)     (21.22%)      (6.15%)      20.76%       20.76%

CUMULATIVE INTEREST-EARNING ASSETS AS A
PERCENTAGE OF INTEREST-BEARING LIABILITIES         62.27%       72.54%       92.24%      126.20%      126.20%

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                        Year Ended June 30, 1997                  Year Ended June 30, 1997
                                                --------------------------------------    --------------------------------------
                                                   Average                  Average          Average                  Average
                                                   Balance     Interest      Rate            Balance     Interest      Rate
                                                ------------ ------------ ------------    ------------ ------------ ------------
                                                                               (Dollars in thousands)
Interest-earning assets:
  Interest-earning balances                       $   5,323   $     387        7.27%      $   3,876   $     245        6.32%
  Investments                                        21,537       1,356        6.30%         16,366         995        6.08%
  Loans                                              72,440       5,902        8.15%         68,332       5,596        8.19%
                                                  ---------   ---------   ---------       ---------   ---------   ---------

     Total interest-earning assets                   99,300       7,645        7.70%         88,574       6,836        7.72%

Other assets                                          4,682                                   3,844
                                                  ---------                               ---------

     Total assets                                 $ 103,982                               $  92,418
                                                  =========                               =========

Interest-bearing liabilities:
  Deposits                                        $  82,857       3,884        4.69%      $  79,867       3,949        4.94%
  Borrowings                                             56           3        5.36%              -           -        0.00%
                                                  ---------   ---------   ---------       ---------   ---------   ----------

     Total interest-bearing liabilities              82,913       3,887        4.69%         79,867       3,949        4.94%

Other liabilities                                     1,904                                   4,124
Stockholders' equity                                 19,165                                   8,427
                                                  ---------                               ---------

     Total liabilities and stockholders' equity   $ 103,982                               $  92,418
                                                  =========                               =========

Net interest income and interest rate spread                  $   3,758        3.01%                  $   2,887        2.77%
                                                              =========   =========                   =========   =========

Net yield on average interest-earning assets                                   3.78%                                   3.26%
                                                                          =========                               =========

Ratio of average interest-earning assets to
 average interest-bearing liabilities                119.76%                                 110.90%
                                                  =========                               =========

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                              Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                        Year Ended June 30, 1997 vs. 1996
                                      --------------------------------------
                                            Increase (Decrease) Due To
                                      --------------------------------------
                                       Volume          Rate          Total
                                      --------       --------       --------
                                              (Dollars in thousands)
     Interest income:
        Interest-earning balances      $   98         $   44         $  142
        Investments                       320             41            361
        Loans                             336            (30)           306
                                       ------         ------         ------

        Total interest income             754             55            809
                                       ------         ------         ------

     Interest expense:
        Deposits                          145           (210)           (65)
        Borrowings                          2              1              3
                                       ------         ------         ------

        Total interest expense            147           (209)           (62)
                                       ------         ------         ------

     Net interest income               $  607         $  264         $  871
                                       ======         ======         ======

           Comparison of Financial Condition at June 30, 1997 and 1996

Principally as a result of net proceeds of $17.6 million received on November 22, 1996 from the sale of the Company's common stock, consolidated total assets increased by $17.4 million, from $94.1 million at June 30, 1996 to $111.5 million at June 30, 1997. Proceeds generated by the stock sale were used principally to fund growth in loans receivable and an increase of $9.3 million in investment securities available for sale since the beginning of the year ended June 30, 1997. Loan demand has been strong, with net loans receivable increasing by $10.3 million from $68.4 million to $78.7 million during the year ended June 30, 1997. Customer deposit accounts increased less than expected during the year, principally as a result of deposit withdrawals by customers who used the funds thus provided to purchase shares of the Company's common stock.

Total stockholders' equity was $25.4 million at June 30, 1997 as compared with $8.6 million at June 30, 1996. The Company and its bank subsidiary substantially exceeded all regulatory capital requirements.

During the year ended June 30, 1997, the Company's bank subsidiary occupied two new branch facilities in Rockingham and Ellerbe, replacing existing locations. Total costs incurred in constructing and furnishing the new facilities approximated $855,000.

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                              Nonperforming Assets

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, increased moderately during the year, from a total of $56,000 at June 30, 1996 to $206,000 at June 30, 1997. Nonaccrual loans totaled $206,000 and $27,000 and foreclosed real estate totaled $0 and $29,000 at June 30, 1997 and 1996, respectively.

 Comparison of Results of Operations for the Years Ended June 30, 1997 and 1996

Net Income. The Company earned consolidated net income of $753,000 during the year ended June 30, 1997 as compared with net income of $591,000 during the prior year, an increase of $162,000. The increase resulted primarily from earnings generated from the investment of proceeds from sale of the Company's common stock which were partially offset by a special insurance assessment imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. Richmond Savings' assessment was $519,000. Net of an income tax benefit of $176,000, this special assessment decreased earnings during the period by $343,000. If this special assessment had not been incurred, net income during the year ended June 30, 1997 would have been $1,096,000.

Net Interest Income. Net interest income increased to $3,758,000 during the year ended June 30, 1997 as compared with $2,887,000 during the previous year. This increase resulted from an increase in average interest-earning assets of $10.7 million, consisting of a $6.6 million increase in the average balance of investments (including interest-earning bank balances) and a $4.1 million increase in the average balance of loans receivable.

Provision for Loan Losses. The provision for loan losses was $70,000 and $36,000 for the years ended June 30, 1997 and 1996, respectively. Management believes that the provision for loan losses and the resulting loan loss allowance at June 30, 1997 will be adequate to absorb losses on existing loans. There were $59,000 in net loan charge-offs during the year ended June 30, 1997 as compared with net charge-offs of $10,000 during the year ended June 30, 1996. Nonaccrual loans aggregated $206,000 at June 30, 1997.

Other Income. Other income increased from $532,000 to $561,000, principally as a result of a gain of $52,000 from the sale of the Ellerbe branch facility.

Other Expenses. Exclusive of the FDIC special insurance assessment explained under the caption "Net Income," general and administrative expenses remained relatively stable, increasing to $2,575,000 during the year ended June 30, 1997 as compared with $2,493,000 during the year ended June 30, 1996.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 34.8% and 33.6% for the years ended June 30, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                         Liquidity and Capital Resources

On May 21, 1997, Carolina Fincorp, Inc. paid its first quarterly dividend of $.05 a share. Although Carolina anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of Carolina's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 1997, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $28.3 million, which represents 33.8% of deposits. As a North Carolina-chartered savings bank, Richmond Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1997, this liquidity ratio, based on North Carolina regulations, was 25.4%. Management considers current liquidity levels to be adequate to meet the Company's foreseeable needs.

At June 30, 1997, outstanding mortgage loan commitments were $581,000, available line of credit balances were $7,257,000, and the undisbursed portion of construction loans was $3.5 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Carolina and Richmond Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Richmond Savings' financial statements. At June 30, 1997 and 1996, Carolina and Richmond Savings exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Carolina's funds are dividends received from the Bank. In fiscal 1998, the amount of dividends that can be paid by the Bank without prior approval from regulators is approximately $310,000. These funds should be adequate to cover Carolina's needs.

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


                     Impact of Inflation and Changing Prices

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                       Impact of New Accounting Standards

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretations 1-102 of Opinion 15. This Statement will be effective for the Company's fiscal year ending June 30, 1998. Management does not believe the impact of adopting SFAS No. 128 will be material to the Company's financial statements.

--------------------------------------------------------------------------------

                     Carolina Fincorp, Inc. and Subsidiaries
                Management's Discussion and Analysis (Continued)
================================================================================


FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Company expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Company's financial statements.

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement has been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its consolidated financial statements.

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses in available for sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $800,867 and $512,564 for the years ended June 30, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

              [LETTERHEAD OF DIXON,ODOM & CO., L.L.P. APPEARS HERE]




                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Carolina Fincorp, Inc.
Rockingham, North Carolina


We have audited the accompanying consolidated statements of financial condition of Carolina Fincorp, Inc. and Subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Fincorp, Inc. and Subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Dixon, Odom & Co., L.L.P.

Southern Pines, North Carolina
July 28, 1997


                                   ---------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1997 and 1996
===============================================================================

ASSETS                                                                                                1997               1996
                                                                                                --------------      --------------
Cash on hand and in banks                                                                       $    1,789,958      $    1,207,513
Interest-earning balances in other banks                                                             1,862,462           4,685,583
Investment securities available for sale, at fair value (amortized cost of
  $17,779,550 and $8,526,954 at June 30, 1997 and 1996, respectively) (Note B)                      17,713,835           8,386,835
Investment securities held to maturity, at amortized cost (fair value of
  $6,911,620 and $7,871,834 at June 30, 1997 and 1996, respectively) (Note B)                        6,948,232           7,974,880
Loans receivable, net (Note C)                                                                      78,674,342          68,357,610
Accrued interest receivable                                                                            702,489             577,578
Premises and equipment, net (Note D)                                                                 2,118,184           1,355,694
Real estate acquired in settlement of loans                                                                  -              29,074
Stock in the Federal Home Loan Bank, at cost                                                           734,700             734,700
Other assets                                                                                           958,323             800,589
                                                                                                --------------      --------------

                                                                               TOTAL ASSETS     $  111,502,525      $   94,110,056
                                                                                                ==============      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposit accounts (Note G)                                                                   $   83,759,560      $   83,714,929
    Advances from the Federal Home Loan Bank (Note F)                                                  500,000                   -
    Accrued interest payable                                                                           178,583             210,823
    Advance payments by borrowers for property taxes and insurance                                     456,094             469,603
    Accrued expenses and other liabilities                                                           1,160,244           1,073,975
                                                                                                --------------      --------------

                                                                          TOTAL LIABILITIES         86,054,481          85,469,330
                                                                                                --------------      --------------

Commitments and contingencies (Notes C and K)

STOCKHOLDERS' EQUITY (Notes H, J and K)
    Preferred stock, no par value, 5,000,000 shares authorized, no shares issued
     and outstanding                                                                                         -                   -
    Common stock, 20,000,000 shares authorized; 1,851,500 shares issued and
     outstanding at June 30, 1997                                                                   17,585,611                   -
    ESOP note receivable                                                                            (1,491,000)                  -
    Retained earnings, substantially restricted                                                      9,396,148           8,731,804
    Unrealized holding losses                                                                          (42,715)            (91,078)
                                                                                                --------------      --------------

                                                                 TOTAL STOCKHOLDERS' EQUITY         25,448,044           8,640,726
                                                                                                --------------      --------------
                                                                      TOTAL LIABILITIES AND
                                                                       STOCKHOLDERS' EQUITY     $  111,502,525      $   94,110,056
                                                                                                ==============      ==============

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 13

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1997 and 1996
================================================================================

                                                                                         1997                    1996
                                                                                  ------------------      ------------------
INTEREST INCOME
   Loans                                                                          $        5,902,020      $       5,596,504
   Investments and deposits in other banks                                                 1,743,151              1,239,616
                                                                                  ------------------      -----------------

                                                        TOTAL INTEREST INCOME              7,645,171              6,836,120
                                                                                  ------------------      -----------------

INTEREST EXPENSE (Note G)
   Deposit accounts                                                                        3,884,049              3,949,476
   Borrowings                                                                                  3,371                      -
                                                                                  ------------------      -----------------

                                                       TOTAL INTEREST EXPENSE              3,887,420              3,949,476
                                                                                  ------------------      -----------------

                                                          NET INTEREST INCOME              3,757,751              2,886,644

PROVISION FOR LOAN LOSSES (Note C)                                                            70,000                 36,000
                                                                                  ------------------      -----------------
                                                    NET INTEREST INCOME AFTER
                                                    PROVISION FOR LOAN LOSSES              3,687,751              2,850,644
                                                                                  ------------------      -----------------

OTHER INCOME
   Transaction and other service fee income                                                  368,413                357,386
   Gain on sale of loans                                                                       8,059                  8,390
   Loss on sale of investment securities                                                           -                 (4,404)
   Gain on sale of premises and equipment                                                     52,267                      -
   Other income                                                                              132,407                170,970
                                                                                  ------------------      -----------------

                                                           TOTAL OTHER INCOME                561,146                532,342
                                                                                  ------------------      -----------------

OTHER EXPENSES
   Personnel costs                                                                         1,391,054              1,284,791
   Occupancy                                                                                 152,888                148,963
   Equipment rental and maintenance                                                          177,735                159,803
   Marketing                                                                                  61,797                 50,351
   Data processing and outside service fees                                                  285,027                274,763
   Federal and other insurance premiums (Note I)                                             628,966                218,822
   Supplies, telephone and postage                                                           132,953                116,280
   Other                                                                                     263,725                239,107
                                                                                  ------------------      -----------------

                                                         TOTAL OTHER EXPENSES              3,094,145              2,492,880
                                                                                  ------------------      -----------------

                                                   INCOME BEFORE INCOME TAXES              1,154,752                890,106

INCOME TAX EXPENSE (Note J)                                                                  402,248                299,146
                                                                                  ------------------      -----------------

                                                                   NET INCOME     $          752,504      $         590,960
                                                                                  ==================      =================

NET INCOME PER COMMON SHARE (Note A)                                              $               46      $               -
                                                                                  ==================      =================

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 14

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1997 and 1996
================================================================================

                                                                               ESOP
                                                          Common               Note             Retained
                                                           Stock            Receivable          Earnings
                                                      ---------------    ---------------    ----------------
Balance at June 30, 1995                              $             -    $             -    $      8,140,844

   Net income                                                       -                  -             590,960

   Change in unrealized holding gains
    (losses), net of income taxes of $42,314                        -                  -                   -
                                                      ---------------    ---------------     ---------------

Balance at June 30, 1996                                            -                  -           8,731,804

   Net income                                                       -                  -             752,504

   Net proceeds from issuance of 1,851,500
    shares of no par value common stock                    17,585,611                  -                   -

   Purchase of 112,000 shares of common stock
    by ESOP                                                         -         (1,549,551)                  -

   Repayment of ESOP note                                           -             58,551                   -

   Cash dividends paid ($.05 per share)                             -                  -             (88,160)

   Change in unrealized holding gains
    (losses), net of income taxes of $26,041                        -                  -                   -
                                                      ---------------    ---------------     ---------------

Balance at June 30, 1997                              $    17,585,611    $    (1,491,000)    $     9,396,148
                                                      ===============    ===============     ===============



                                                            Unrealized            Total
                                                              Holding         Stockholders'
                                                          Gains (Losses)         Equity
                                                         ---------------     ---------------
Balance at June 30, 1995                                 $       (12,682)    $     8,128,162

   Net income                                                          -             590,960

   Change in unrealized holding gains
    (losses), net of income taxes of $42,314                     (78,396)            (78,396)
                                                         ---------------     ---------------

Balance at June 30, 1996                                         (91,078)          8,640,726

   Net income                                                          -             752,504

   Net proceeds from issuance of 1,851,500
    shares of no par value common stock                                -          17,585,611

   Purchase of 112,000 shares of common stock
    by ESOP                                                            -          (1,549,551)

   Repayment of ESOP note                                              -              58,551

   Cash dividends paid ($.05 per share)                                -             (88,160)

   Change in unrealized holding gains
    (losses), net of income taxes of $26,041                      48,363              48,363
                                                         ---------------     ---------------

Balance at June 30, 1997                                 $       (42,715)    $    25,448,044
                                                         ===============     ===============

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 15

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
================================================================================

                                                                                      1997             1996
                                                                                 ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                    $    752,504      $   590,960
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                                    152,699          130,485
      Amortization, net                                                                50,872           42,925
      Gain on sale of assets, net                                                     (54,801)          (3,986)
      Origination of mortgage loans held for sale                                    (990,203)      (1,380,132)
      Proceeds from sale of loans held for sale                                       998,262        1,388,522
      Release of ESOP shares                                                           58,551                -
      Provision for loan losses                                                        70,000           36,000
      Deferred income taxes                                                           (21,497)          (2,988)
      Deferred compensation                                                           107,828           97,024
      Change in assets and liabilities
         Increase in accrued interest receivable                                     (124,911)         (40,399)
         (Increase) decrease in other assets                                         (160,201)          25,026
         Decrease in accrued interest payable                                         (32,240)          (7,348)
         Increase (decrease) in accrued expenses and other liabilities                (26,103)          52,108
                                                                                 ------------      -----------
                                                  NET CASH PROVIDED BY
                                                  OPERATING ACTIVITIES                780,760          928,197
                                                                                 ------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest-earning balances in other banks              2,823,121       (1,237,525)
   Purchases of:
      Available for sale investment securities                                    (11,510,273)      (4,559,814)
      Held to maturity investment securities                                         (515,000)      (3,482,952)
   Proceeds from maturities and calls of:
      Available for sale investment securities                                      2,250,000        2,000,000
      Held to maturity investment securities                                        1,527,431        2,401,418
   Proceeds from sales of:
      Available for sale investment securities                                              -        1,511,069
   Net (increase) decrease in loans                                               (10,484,302)         283,896
   Purchase of premises and equipment                                                (951,990)         (81,353)
   Proceeds from sale of premises and equipment                                        86,010                -
   Proceeds from sale of real estate acquired in settlement of loans                   98,186                -
   Capital expenditures for real estate acquired in settlement of loans                  (520)          (3,459)
                                                                                 ------------      -----------
                                                       NET CASH USED BY
                                                   INVESTING ACTIVITIES           (16,677,337)      (3,168,720)
                                                                                 ------------      -----------

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 16

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
===============================================================================

                                                                                               1997                    1996
                                                                                        ------------------      ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand accounts                                           $       (1,026,113)     $         174,584
   Net increase in certificates of deposit                                                       1,070,744              2,103,277
   Decrease in advance payments by borrowers for
    taxes and insurance                                                                            (13,509)              (187,183)
   Stock conversion costs incurred                                                                       -                (61,622)
   Net increase in borrowed funds                                                                  500,000                      -
   Net proceeds from issuance of common stock                                                   17,585,611                      -
   Loan to ESOP for purchase of common stock                                                    (1,549,551)                     -
   Cash dividends paid                                                                             (88,160)                     -
                                                                                        ------------------      -----------------
                                                                  NET CASH PROVIDED
                                                            BY FINANCING ACTIVITIES             16,479,022              2,029,056
                                                                                        ------------------      -----------------
                                                         NET INCREASE (DECREASE) IN
                                                          CASH ON HAND AND IN BANKS                582,445               (211,467)

CASH ON HAND AND IN BANKS, BEGINNING                                                             1,207,513              1,418,980
                                                                                        ------------------      -----------------
                                                                   CASH ON HAND AND
                                                                   IN BANKS, ENDING     $        1,789,958      $       1,207,513
                                                                                        ==================      =================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
      Interest                                                                          $        3,919,660      $       3,956,824
                                                                                        ==================      =================

      Income taxes                                                                      $          425,621      $         234,733
                                                                                        ==================      =================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
   Loans receivable transferred to real
    estate acquired in settlement of loans                                              $           68,592      $          25,615
                                                                                        ==================      =================

   Transfer of investment securities
    from held to maturity to available for sale (Note B)                                $                -      $       1,995,851
                                                                                        ==================      =================

   Unrealized holding gain (loss) on available for sale
    investment securities, net of deferred income taxes                                 $          48,363      $          (78,396)
                                                                                        =================      ==================

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 17

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

In November 1996, pursuant to a Plan of Conversion which was approved by its members and regulators, Richmond Savings Bank, Inc., SSB ("Richmond Savings" or "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion") and became a wholly-owned subsidiary of Carolina Fincorp, Inc. ("Carolina" or "Parent"). Carolina was formed to acquire all of the common stock of Richmond Savings upon its conversion to stock form. Carolina has no operations and conducts no business on its own other than owning Richmond Savings, investing its portion of the net proceeds received in the Conversion and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

Richmond Savings maintains its offices and conducts its primary business in Richmond, Moore and Scotland counties, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans, loans secured by deposit accounts, and various types of consumer loans. Richmond Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. Richmond Investment Services, Inc. (formerly CERKO, Inc.) is a wholly-owned subsidiary of Richmond Savings whose principal business activity is that of an agent for various insurance products.

Basis of Presentation
---------------------

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and the Bank's wholly-owned subsidiary, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.


--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
----------------------------

A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1997 or 1996. Securities held to maturity are those securities for which the Company has the ability and intent to hold to maturity. All other securities are classified as available for sale.

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Loans Held for Sale
-------------------

First mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

Allowance for Loan Losses
-------------------------

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)
-------------------------------------

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment
----------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes
------------

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
------------------------

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Benefit Plans
-------------

The Bank has an ESOP which covers substantially all of its employees. Minimum contributions to the ESOP are based upon the amortization requirements of the ESOP's debt to the Parent. Contributions are determined by the Board of Directors based upon compensation limitations and are expensed in accordance with the AICPA's Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Bank also has a noncontributory defined contribution retirement plan and a 401(k) retirement plan covering substantially all of its employees. The Bank's policy is to fund retirement plan contributions to these plans as accrued. Effective October 18, 1996, as a result of adoption of the ESOP, the Company's Board of Directors decided to terminate the defined contribution retirement plan.

Net Income Per Common Share
---------------------------

Net income per common share for the year ended June 30, 1997 is based on unaudited net income earned from the date of Conversion, November 22, 1996, to the end of the fiscal year, divided by the weighted average number of shares outstanding during that period. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which has not been allocated to participant accounts is not assumed to be outstanding.


--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretations 1-102 of Opinion 15. This Statement will be effective for the Company's fiscal year ending June 30, 1999. Management does not believe the impact of adopting SFAS No. 128 will be material to the Company's financial statements.

FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Company expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Company's financial statements.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
--------------------------------------------

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement has been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its consolidated financial statements.

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $800,867 and $512,564 for the years ended June 30, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                                   June 30, 1997
                                                  --------------------------------------------------------------------------------
                                                                            Gross                 Gross
                                                      Amortized          Unrealized            Unrealized              Fair
                                                        Cost                Gains                Losses                Value
                                                  ----------------    ----------------     ----------------      -----------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                  $     17,779,550    $         16,485     $          82,200     $      17,713,835
                                                  ================    ================     =================     =================

Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                  $      4,013,745    $          3,790     $          39,195     $       3,978,340
   Mortgage-backed securities                            1,441,497              17,101                14,953             1,443,645
   Corporate debt securities                             1,492,990               5,000                 8,355             1,489,635
                                                  ----------------    ----------------     -----------------     -----------------

                                                  $      6,948,232    $         25,891     $          62,503     $       6,911,620
                                                  ================    ================     =================     =================

                                                                                   June 30, 1996
                                                   -------------------------------------------------------------------------------
                                                                            Gross                 Gross
                                                      Amortized          Unrealized            Unrealized              Fair
                                                        Cost                Gains                Losses                Value
                                                  ----------------    ----------------     -----------------     -----------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                  $      8,526,954    $         10,270     $         150,389     $       8,386,835
                                                  ================    ================     =================     =================

Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                  $      4,008,469    $          1,850     $          98,715     $       3,911,604
   Mortgage-backed securities                            1,816,592              21,505                14,105             1,823,992
   Corporate debt securities                             1,998,695               1,685                15,590             1,984,790
   Municipal securities                                    151,124                 324                     -               151,448
                                                  ----------------    ----------------     -----------------     -----------------

                                                  $      7,974,880    $         25,364     $         128,410     $       7,871,834
                                                  ================    ================     =================     =================

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities available for sale and held to maturity at June 30, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Securities Available for Sale               Securities Held to Maturity
                                                 --------------------------------------     --------------------------------------

                                                     Amortized               Fair                Amortized              Fair
                                                       Cost                  Value                 Cost                 Value
                                                 ----------------      ----------------     -----------------     ----------------
      Due within one year                        $      5,501,245      $      5,493,295     $       1,038,817     $      1,036,205
      Due after one year through five years             7,518,015             7,495,615             1,995,335            1,993,050
      Due after five years through ten years            4,254,905             4,230,070             3,631,774            3,586,322
      Due after ten years                                 505,385               494,855               282,306              296,043
                                                 ----------------      ----------------     -----------------     ----------------

                                                 $     17,779,550      $     17,713,835     $       6,948,232     $      6,911,620
                                                 ================      ================     =================     ================

In November 1995, the FASB published a guide with respect to implementation of SFAS No. 115 (the "guide"). Any entity which implemented SFAS No. 115 prior to issuance of this guide was permitted to make a one-time reassessment of its implementation of SFAS No. 115 on the basis of the information contained in the guide. The guide stated that timely reclassifications from the held to maturity category that resulted from that one-time reassessment would not call into question the classifications of the entity's other securities. On December 31, 1995, the Bank reclassified securities with an amortized cost of $1,995,851 and a net unrealized gain of $12,954 from held to maturity to available for sale.

Proceeds from maturities of investment securities available for sale during the year ended June 30, 1997 were $2,250,000. There were no sales of investment securities available for sale during the year ended June 30, 1997.

Proceeds from sales and maturities of investment securities available for sale during the year ended June 30, 1996 were $3,511,069. Gross losses of $4,404 were realized on those sales.

Securities with a carrying value of $1,320,992 and $554,172 and a fair value of $1,322,358 and $568,355 at June 30, 1997 and 1996, respectively, were pledged to secure public monies on deposit as required by law.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1997:

                                                                                     Carrying Value
                                                -------------------------------------------------------------------------------
                                                                  After                  After
                                                                One Year               Five Years
                                                One Year        Through                 Through           After Ten
                                                or Less        Five years              Ten Years            Years         Total
                                                --------       ----------              ---------          ---------       -----
                                                                               (Dollars in thousands)
Securities available for sale:
    U.S. government and agency securities      $   5,493       $    7,496              $   4,230          $     495     $  17,714

Securities held to maturity:
    U.S. government and agency securities          1,000            1,000                  2,014                  -         4,014
    Mortgage-backed securities                        39                -                  1,120                282         1,441
    Corporate bonds                                    -              996                    497                  -         1,493

Other:
    Interest-earning balances in other banks       1,862                -                      -                  -         1,862
    Federal Home Loan Bank stock                       -                -                      -                735           735
                                             -----------     ------------            -----------          ---------  ------------

Total                                        $     8,394     $      9,492            $     7,861          $   1,512  $     27,259
                                             ===========     ============            ===========          =========  ============

                                                                                        Average Yield
                                                  ---------------------------------------------------------------------------------
                                                                    After                   After
                                                                  One Year               Five Years
                                                  One Year        Through                 Through           After Ten
                                                  or Less        Five years              Ten Years            Years         Total
                                                  --------       ----------              ----------         ---------       -----
Securities available for sale:
    U.S. government and agency securities            5.53%            6.52%                  6.99%              7.26%        6.35%

Securities held to maturity:
    U.S. government and agency securities            5.61%            5.79%                  6.53%                -          6.12%
    Mortgage-backed securities                       6.37%              -                    7.08%              8.50%        7.34%
    Corporate bonds                                  -                6.72%                  6.48%                -          6.64%

Other:
    Interest-earning balances in other banks         6.23%                                      -                 -          6.23%
    Federal Home Loan Bank stock                     -                  -                       -               7.25%        7.25%

Total                                                5.70%            6.46%                  6.85%              7.49%        6.40%

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:



                                                                              1997                              1996
                                                                   --------------------------          -------------------------
                                                                                   Percentage                         Percentage
                                                                   Amount           of Total           Amount          of Total
                                                                   ------          ----------          ------         ----------
Type of loan:
    Real estate loans:
        One-to-four family residential                             $ 59,063,396        75.07%          $ 55,385,874        81.02%
        Multi-family residential and commercial                       3,979,061         5.06%             1,963,248         2.87%
        Construction                                                  6,276,804         7.98%             2,300,620         3.37%
        Home equity lines of credit                                   7,951,066        10.11%             5,465,095         7.99%
                                                                   ------------    ---------           ------------      -------
    Total real estate loans                                          77,270,327        98.22%            65,114,837        95.25%
                                                                   ------------    ---------           ------------      -------

    Other loans:
        Consumer loans                                                4,152,974         5.28%             2,861,449         4.19%
        Home improvement loans                                          570,853         0.73%               927,919         1.36%
        Loans secured by deposits                                       545,661         0.69%               723,838         1.06%
                                                                   ------------    ---------           ------------      -------
    Total other loans                                                 5,269,488         6.70%             4,513,206         6.61%
                                                                   ------------    ---------           ------------      -------

Total loans                                                          82,539,815       104.92%            69,628,043       101.86%

Less:
    Construction loans in process                                     3,465,422         4.40%               881,075         1.29%
    Allowance for loan losses                                           400,051         0.52%               389,358         0.57%
                                                                   ------------    ---------           ------------      -------
                                                                   $ 78,674,342       100.00%          $ 68,357,610       100.00%
                                                                   ============    =========           ============      =======

The allowance for loan losses is summarized as follows:

                                                                                              1997                     1996
                                                                                      -------------------      ------------------
           Balance at beginning of year                                               $           389,358      $          362,871
                                                                                      -------------------      ------------------
           Loans charged off:
               Real estate                                                                              -                       -
               Other                                                                              (60,521)                (10,970)
                                                                                      -------------------      ------------------

           Total loans charged off                                                                (60,521)                (10,970)
                                                                                      -------------------      ------------------

           Recoveries:
               Real estate                                                                              -                       -
               Other                                                                                1,214                   1,457
                                                                                      -------------------      ------------------

           Total loan recoveries                                                                    1,214                   1,457
                                                                                      -------------------      ------------------

           Provision for loan losses                                                               70,000                  36,000
                                                                                      -------------------      ------------------

           Balance at end of year                                                     $           400,051      $          389,358
                                                                                      ===================      ==================

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)


                                                         1997                                              1996
                                 ------------------------------------------------   ------------------------------------------------

                                                      Percent of        Percent                         Percent of         Percent
                                                       Allowance       of Loans                         Allowance         of Loans
                                     Amount of         to Total        to Gross       Amount of         to Total          to Gross
                                     Allowance         Allowance        Loans         Allowance         Allowance           Loans
                                     ---------         ---------        -----         ---------         ---------           -----
Real estate loans:
    One-to-four family
        residential               $       63,000         15.75%          71.56%       $     57,000           14.64%          79.55%
    Multi-family residential
        and commercial                    37,000          9.25%           4.82%             15,000            3.85%           2.82%
    Construction                          11,000          2.75%           7.60%              6,000            1.54%           3.30%
    Home equity lines of credit           40,000         10.00%           9.64%             27,000            6.93%           7.85%
                                  --------------    ----------      ----------        ------------      ----------       ---------

    Total real estate loans              151,000         37.75%          93.62%            105,000           26.96%          93.52%
                                  --------------    ----------      ----------        ------------      ----------       ---------

Other loans:
    Consumer loans                       124,000         31.00%           5.03%            174,000           44.69%           4.11%
    Home improvement loans                17,000          4.25%           0.69%              4,000            1.03%           1.33%
    Loans secured by deposits                  -          0.00%           0.66%                  -            0.00%           1.04%
                                  --------------    ----------      ----------        ------------      ----------       ---------

    Total other loans                    141,000         35.25%           6.38%            178,000           45.72%           6.48%
                                  --------------    ----------      ----------        ------------      ----------       ---------

Unallocated                              108,051         27.00%           0.00%            106,358           27.32%           0.00%
                                  --------------    ----------      ----------        ------------      ----------       ---------

Total allowance for
    loan losses                   $      400,051        100.00%         100.00%       $    389,358          100.00%         100.00%
                                  ==============    ==========      ==========        ============      ==========       =========

Nonaccrual loans, which consisted of loans on which principal or interest were delinquent for 90 days or more, totaled approximately $206,000 and $27,000 at June 30, 1997 and 1996, respectively. Such loans had the effect of reducing interest income by approximately $7,000 and $800 during the years ended June 30, 1997 and 1996, respectively.

Loans serviced for other investors amounted to $8,164,383 and $9,695,290 at June 30, 1997 and 1996, respectively. The Bank had no loans held for sale at June 30, 1997 or 1996.

At June 30, 1997, the Bank had mortgage loan commitments outstanding of $581,000 and pre-approved but unused lines of credit totaling $7,257,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                                                        1997                    1996
                                                                                  ----------------       ----------------
           Balance at beginning of year                                           $        101,408       $        111,650
           Additional borrowings                                                                 -                    793
           Loan repayments                                                                 (20,013)               (11,035)
                                                                                  ----------------       ----------------

           Balance at end of year                                                 $         81,395       $        101,408
                                                                                  ================       ================

NOTE D - PREMISES AND EQUIPMENT
Premises and equipment consist of the following:

                                                                                        1997                   1996
                                                                                  ----------------       ----------------
           Land                                                                   $        648,069       $        467,285
           Building and improvements                                                     1,682,308              1,159,259
           Furniture and equipment                                                       1,034,330                857,026
           Leasehold improvements                                                                -                 21,740
                                                                                  ----------------       ----------------

                                                                                         3,364,707              2,505,310
           Accumulated depreciation                                                     (1,246,523)            (1,149,616)
                                                                                  ----------------       ----------------

                                                                                  $      2,118,184       $      1,355,694
                                                                                  ================       ================

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                                                                  June 30,
                                                                                  ---------------------------------------
                                                                                        1997                   1996
                                                                                  ----------------       ----------------
       5.92% due on August 21, 1997                                               $        500,000       $              -
                                                                                  ================       ================


--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)

At June 30, 1997, Richmond Savings also had $11,500,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1997 and 1996 follows:

                                                                   1997                                   1996
                                                     ---------------------------------     -----------------------------------
                                                                            Weighted                               Weighted
                                                                             Average                                Average
                                                           Amount             Rate              Amount               Rate
                                                           ------             ----              ------               ----
Demand accounts:
    Passbook and statement accounts                  $   10,669,197          2.96%         $  11,367,611            2.95%
    NOW accounts                                          5,664,210          1.98%             5,663,141            2.31%
    VIP checking accounts                                 2,520,810          3.10%             3,119,522            3.44%
    Non-interest bearing accounts                         2,224,264              -             1,954,320                -
                                                     --------------                        -------------

                                                         21,078,481          2.40%            22,104,594            2.59%
Certificates of deposit                                  62,681,079          5.55%            61,610,335            5.44%
                                                     --------------                        -------------

Total deposit accounts                               $   83,759,560          4.76%         $  83,714,929            4.69%
                                                     ==============                        =============

The weighted average cost of deposit accounts was 4.76% and 4.69% at June 30, 1997 and 1996, respectively.

A summary of certificate accounts by maturity as of June 30, 1997 follows:

                                                            Less than                $100,000
                                                            $100,000                  or More                  Total
                                                           -----------           --------------                -----
                                                                                 (In thousands)
           Three months or less                           $     14,451            $       2,556           $      17,007
           Over three months through twelve months              21,475                    4,041                  25,516
           Over one year through three years                    15,820                    2,239                  18,059
           Over three years                                      1,725                      374                   2,099
                                                          ------------            -------------           -------------

           Total certificate accounts                     $     53,471            $       9,210           $      62,681
                                                          ============            =============           =============

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE G - DEPOSIT ACCOUNTS (Continued)

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                 1997                   1996
                                                                           ----------------       ----------------
           Passbook savings                                                $        344,120       $        339,120
           NOW and VIP checking accounts                                            217,251                231,069
           Certificates of deposit                                                3,329,862              3,391,091
                                                                           ----------------       ----------------

                                                                                  3,891,233              3,961,280
           Penalties for early withdrawal                                             7,184                 11,804
                                                                           ----------------       ----------------

                                                                           $      3,884,049       $      3,949,476
                                                                           ================       ================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employee Stock Ownership Plan
-----------------------------

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 112,000 shares of common stock in the Conversion with proceeds received from a loan of $1,549,551 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. Dividends used to repay the loan are not reported as dividends in the financial statements. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1997, the outstanding balance of the loan is $1,491,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $58,551 has been incurred during the year ended June 30, 1997 in connection with the ESOP. The expense includes the cash contribution necessary to fund the ESOP.

At June 30, 1997, 4,232 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1,722,000 at June 30, 1997.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Deferred Compensation Plans
---------------------------

The Bank has deferred compensation plans for certain directors and officers. These plans provide benefits upon disability, death or attainment of a certain age. The Bank has made current provisions for future payments under these plans, and the related liabilities and deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses associated with these plans were $107,828 and $97,024 for the years ended June 30, 1997 and 1996, respectively.

Defined Contribution Plan
-------------------------

The Bank had a defined contribution retirement plan which covered substantially all the Bank's employees. Contributions to the plan were discretionary, but were generally made in amounts which were estimated to be sufficient to provide a target retirement benefit based on a percentage of the employee's eligible compensation. This plan was terminated on October 18, 1996. Contributions to the plan totaled $45,067 and $27,000 for the years ended June 30, 1997 and 1996, respectively.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank does not make contributions. It does, however, match fifty percent of eligible employee contributions, but the amount matched shall not exceed three percent of compensation. The plan eligibility requirement is completion of one year's full time service for employees who have attained the age of twenty-one. At June 30, 1997 and 1996, substantially all full-time employees are eligible and are covered by the plan. Provisions for contributions to the plan totaled $15,285 and $14,526 for the years ended June 30, 1997 and 1996, respectively.

Employment Agreements
---------------------

The Bank has entered into employment agreements with its chief executive officer and one other executive officer to ensure a stable and competent management base. The agreements provide for a three-year term, but the agreements may be extended for an additional year at the end of the initial term and annually thereafter. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers' rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank, as defined in the agreements, the acquirer will be bound to the terms of the contracts.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Severance Plan
--------------

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

Proposed Management Recognition and Stock Option Plans
------------------------------------------------------

The Company's stockholders will be asked to consider at a future stockholders' meeting approval of a management recognition plan. Such a plan is designed to provide the directors, officers and certain employees of the Bank with an ownership interest in the Company to encourage their continued service to the Bank. Up to 74,060 shares of the Company's stock would be awarded under the plan. The stockholders will also be asked to approve certain stock option plans for directors, officers and employees of the Bank. The plans may provide for the issuance of incentive or non-incentive options. As many as 185,150 shares are expected to be reserved for future issuance under the stock option plans. The Company may elect to fund any approved plans through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plans in the open market.


NOTE I - SPECIAL SAIF ASSESSMENT

On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $519,463.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1997 and 1996:

                                                                                           1997                   1996
                                                                                     ----------------       ----------------
           Current tax expense                                                       $        423,745       $        302,134
           Net deferred benefit included in operations                                        (21,497)                (2,988)
                                                                                     ----------------       ----------------

                                                                                     $        402,248       $        299,146
                                                                                     ================       ================
The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1997 and 1996:

                                                                                           1997                   1996
                                                                                     ----------------       ----------------
           Income tax at federal statutory rate                                      $        392,616       $        302,636
           State income tax, net of federal tax benefit                                         5,579                      -
           Other                                                                                4,053                 (3,490)
                                                                                     ----------------       ----------------

                                                                                     $        402,248       $        299,146
                                                                                     ================       ================
Deferred tax assets and liabilities arising from temporary differences at June
30, 1997 and 1996 are summarized as follows:

                                                                                           1997                   1996
                                                                                     ----------------       ----------------
           Deferred tax assets relating to:
              Deferred compensation                                                  $        286,654       $        259,034
              Unrealized losses on investment securities
               available for sale                                                              23,000                 49,042
                                                                                     ----------------       ----------------

           Gross deferred tax assets                                                          309,654                308,076
           Valuation allowance                                                                      -                      -
                                                                                     ----------------       ----------------

           Net deferred tax assets                                                            309,654                308,076
                                                                                     ----------------       ----------------

           Deferred tax liabilities relating to:
              Allowance for loan losses                                                       (78,838)               (74,999)
              Premises and equipment                                                          (55,910)               (70,704)
              FHLB stock dividends                                                           (135,948)              (135,948)
              Loan fees and costs                                                             (54,115)               (37,038)
                                                                                     ----------------       ----------------

           Total deferred tax liabilities                                                    (324,811)              (318,689)
                                                                                     ----------------       ----------------

           Net deferred tax liability                                                $        (15,157)      $        (10,613)
                                                                                     ================       ================

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 1997 includes approximately $1,400,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing $580,000 of its bad debt reserve created in prior years by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $225,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.


NOTE K - REGULATORY RESTRICTIONS

Capital Requirements
--------------------

The Parent is regulated by the Board of Governors of the Federal Reserve System and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Administrator, Savings Institutions Division, North Carolina Department of Commerce (the
"Administrator").

The Bank is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires the Bank to maintain minimum ratios of Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which applies to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to an FDIC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators. The Administrator requires a net worth equal to at least 5% of total assets.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE K - REGULATORY RESTRICTIONS (Continued)

Capital Requirements (Continued)
--------------------

At June 30, 1997, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                               Leverage              Tier 1 Risk
                                                 Ratio                Adjusted              Risk Based            N.C. Savings
                                            Tier 1 Capital             Capital                Capital             Bank Capital
                                            --------------             -------                -------             ------------
Consolidated stockholders' equity           $   25,448,044        $  25,448,044            $ 25,448,044           $ 25,448,044
Separate equity of Carolina
    Fincorp, Inc.                               (8,663,046)          (8,663,046)             (8,663,046)            (8,663,046)
Unrealized loss on securities                       19,113               19,113                  19,113                 19,113
Loan loss allowance                                      -                    -                 400,051                400,051
                                            --------------        -------------            ------------           ------------

Regulatory capital                              16,804,111           16,804,111              17,204,162             17,204,162

Minimum capital requirement                      3,123,000            2,309,000               4,618,000              5,206,000
                                            --------------        -------------            ------------           ------------

Excess regulatory capital                   $   13,681,111        $  14,495,111           $  12,586,162           $ 11,998,162
                                            ==============        =============           =============           ============

Liquidation Account
-------------------

At the time of Conversion, the Bank established a liquidation account in an amount equal to its net worth at June 30, 1996. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after Conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held before any liquidation distribution may be made from the Bank to the Parent. Dividends cannot be paid from this liquidation account.

Dividends
---------

Subject to applicable law, the Boards of Directors of the Bank and the Parent may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Parent may depend upon dividend payments by the Bank to the parent. Subject to regulations of the Administrator, the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its stockholders' equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations. In addition, for a period of five years after the Conversion, the Bank will be required, under existing North Carolina regulations, to obtain prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. As a result of this limitation, the Bank cannot pay a dividend in excess of $310,000 without the approval of the Administrator.


--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Richmond County. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans, standby letters of credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1997 is as follows:

       Financial instruments whose contract amounts represent credit risk:
         Commitments to extend credit, mortgage loans         $         581,000
         Undisbursed construction loans                               3,465,422
         Undisbursed lines of credit                                  7,257,000

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and interest-earning balances in other banks, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and advances from the Federal Home Loan Bank. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Interest-Earning Balances in Other Banks

       The carrying amounts for cash and interest-earning balances in other banks approximate fair value because of the short maturities of those instruments.

     Investment Securities

       Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans

       For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Stock in Federal Home Loan Bank of Atlanta

       The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

     Deposit Liabilities

       The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Advances from Federal Home Loan Bank

       The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

     Financial Instruments with Off-Balance Sheet Risk

       With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

--------------------------------------------------------------------------------

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1997 and 1996:




                                                                  1997                                      1996
                                                ------------------------------------        ------------------------------------
                                                     Carrying            Estimated              Carrying            Estimated
                                                      Amount            Fair Value               Amount            Face Value
                                                      ------            ----------               ------            ----------
Financial assets:
    Cash and interest-earning
        balances in other banks                 $     3,652,420    $     3,652,420          $   5,893,096       $     5,893,096
    Investment securities                            24,662,067         24,625,455             16,361,715            16,258,669
    Loans                                            78,674,342         80,611,473             68,357,610            69,180,000
    Stock in FHLB of Atlanta                            734,700            734,700                734,700               734,700
Financial liabilities:
    Deposits                                         83,759,560         82,127,429             83,714,929            82,086,000
    Advances from Federal Home Loan Bank                500,000            501,350                      -                     -


NOTE N - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Carolina Fincorp, Inc. as of and for the year ended June 30, 1997:

                            Condensed Balance Sheet
                                 June 30, 1997

           Assets:
              Cash                                                                     $          814,741
              Investment securities available for sale                                          7,736,990
              Investment in Richmond Savings Bank, Inc., SSB                                   16,804,111
              Accrued interest receivable                                                          88,637
              Other assets                                                                          4,415
                                                                                       ------------------

                                                                                       $       25,448,894
                                                                                       ==================
           Liabilities and Stockholders' Equity:
              Liabilities - Accounts payable                                           $              850
                                                                                       ------------------

              Stockholders' equity:
                 Common stock                                                                  17,585,611
                 ESOP note receivable                                                          (1,491,000)
                 Retained earnings                                                              9,372,546
                 Unrealized loss on available for sale securities, net of tax                     (19,113)
                                                                                       ------------------

                                                                                               25,448,044
                                                                                       ------------------
                                                                                       $       25,448,894
                                                                                       ==================



                         Condensed Statement of Income
                Period from November 22, 1996 to June 30, 1997


           Equity in earnings of subsidiaries                                          $          620,503
           Interest income                                                                        362,693
           Operating expenses                                                                     (37,052)
           Income taxes                                                                          (114,558)
                                                                                       ------------------

           Net income                                                                  $          831,586
                                                                                       ==================

--------------------------------------------------------------------------------

                             CAROLINA FINCORP, INC.
                              CORPORATE INFORMATION
===============================================================================

                              Executive Officers

      R. Larry Campbell                               John W. Bullard
      President and CEO                            Vice President and COO

                                   Directors

J. Stanley Vetter - Chairman                           Joe M. McLaurin
    Physician - Richmond Family Medicine         Retired Corporate Executive

John T. Page, Jr. - Vice Chairman                  Russell E. Bennett, Jr.
    Attorney - Page & Webb, Attorneys            Retired Corporate Executive

     E.E. Vuncannon, Jr.                              W. Jesse Spencer
President - E.E. Vuncannon, Inc.                 Certified Public Accountant

     Buena Vista Coggin                               R. Larry Campbell
 Retired Corporate Executive                  President - Carolina Fincorp, Inc.


   Stock Transfer Agent                          Annual Meeting

Registrar and Transfer Company      The 1997 annual meeting of stockholders of
    10 Commerce Drive               Carolina Fincorp, Inc. will be held at 2:00
    Cranford, NJ 07016              p.m. on November 24, 1997 at the Calvin
                                    Little Room, Thomas H. Leath Memorial
                                    Library, 412 East Franklin Street,
                                    Rockingham, NC

   Special Legal Counsel
                                                   Form 10-KSB
  Brooks, Pierce, McLendon,
  Humphrey & Leonard, L.L.P.        A copy of Form 10-KSB as filed with the
   2000 Renaissance Plaza           Securities and Exchange Commission will be
    230 North Elm Street            furnished without charge to the Company's
    Greensboro, NC 27420            stockholders for the Company's most recent
                                    fiscal year upon written request to R.
                                    Larry Campbell, President, Carolina Fincorp,
                                    Inc., 115 South Lawrence Street, Rockingham,
  Independent Auditors              NC 28379.

                                                 Corporate Office
Dixon, Odom & Co., L.L.P.
    6 Turnberry Wood                        115 South Lawrence Street
 Southern Pines, NC 28387                     Rockingham, NC 28379


                           Common Stock Information

The Company's stock began trading on November 25, 1996. There are 1,851,500 shares of common stock outstanding which were held by approximately 669 stockholders of record (excluding shares held in street name) on June 30, 1997. The Company's common stock is quoted on the NASDAQ National Market under the symbol "CFNC." The high and low sales prices for the common stock for the quarter ended December 31, 1996 were $12.50 and $13.75, respectively; for the quarter ended March 31, 1997 were $15.25 and $13.25, respectively; and for the quarter ended June 30, 1997, $15.38 and $14.00, respectively. On May 21, 1997, the Company paid a dividend of $.05 a share to stockholders of record on May 9, 1997. On August 20, 1997, the Company paid a dividend of $.06 a share to stockholders of record on August 8, 1997.

                                  Disclaimer

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------
                                                                         Page 41