Form 10KSB, Exhibit 13
period 1998-06-30
CAROLINA FINCORP INC
filed 1998-09-24
CIK 1017232

                            CAROLINA FINCORP, INC.


                              1998 ANNUAL REPORT

CAROLINA FINCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


TABLE OF CONTENTS


                                                                     Page No.
                                                                     --------

Report to Shareholders..........................................         1

Selected Financial and Other Data...............................         2

Management's Discussion and Analysis............................         3

Independent Auditors' Report....................................        13

Consolidated Financial Statements

 Consolidated Statements of Financial Condition.................        15

 Consolidated Statements of Operations..........................        16

 Consolidated Statements of Stockholders' Equity................        17

 Consolidated Statements of Cash Flows..........................        18

 Notes to Consolidated Financial Statements.....................        20

Corporate Information...........................................        42


This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Carolina Fincorp, Inc. and its wholly-owned subsidiaries that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                             REPORT TO SHAREHOLDERS


Dear Shareholders:

The Board of Directors and Management are pleased to present the second annual report of Carolina Fincorp, Inc. (the "Company") to our Shareholders, marking another year of continued progress for the Company and its subsidiary, Richmond Savings Bank, Inc., SSB (the "Bank").

The Company paid a total of $11.9 million in dividends to its shareholders during the year, consisting of $.24 per share in quarterly dividends and a one time special (return of capital) dividend of $6.00 per share. In keeping with the Board of Directors' commitment to enhance shareholder value, a decision to pay the return of capital dividend was reached after analyzing other investment alternatives and recommendations of the Company's financial advisors.

The Company's stock, which trades on the National Stock Exchange (NASDAQ) under the symbol "CFNC," closed on June 30, 1998 at $10.50 per share. This represents a 162.5% increase in market value to initial investors since the initial public offering on November 25, 1996 (each share having a $4.00 cost basis from the $10.00 initial offering price after the $6.00 return of capital in June 1998).

To implement the Company's expansion strategy, action was initiated during the year to convert the Bank's loan production office in Laurinburg, North Carolina to a full service branch office. Regulatory authority has been received, new office space leased, and we anticipate opening the new branch office for business in late September 1998. The Bank has purchased land in Pinehurst, North Carolina for possible future expansion of our branch operations in Moore County.

Consumer and small business products and services were expanded and enhanced with the implementation of MasterCard/VISA Merchants Processing program and development of Debit Card and Telephone Banking programs which we intend to place in service in October 1998. Richmond Investment Services, Inc., a wholly owned subsidiary of the Bank, has executed agreements with UVEST and has on staff a licensed stockbroker, along with an independent agent, to market and sell nonbank investment products and services such as mutual funds, fixed and variable annuities, life insurance, etc. to our customers and the general public.

The Company has adopted an aggressive business and strategic plan for the next fiscal year which the Board of Directors currently expects will continue to produce growth and improve earnings as well as franchise and shareholder values. We look forward to the future challenges and opportunities facing our industry.

We would like to thank our customers and shareholders for their support and the Company's staff for their hard work and dedication.

Sincerely,


/s/ R. Larry Campbell

R. Larry Campbell
President and Chief Executive Officer

CAROLINA FINCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

                                                                At or for the Year Ended June 30,
                                                     --------------------------------------------------------
                                                        1998         1997         1996       1995      1994
                                                     ----------  ------------  ----------  --------  --------
                                                         (Dollars in thousands, except per share amounts)
Financial Condition Data:
 Total assets                                         $113,911    $111,503     $  94,110   $91,410   $87,504
 Investments/(1)/                                       24,511      27,259        21,782    18,540    16,034
 Loans receivable, net                                  83,623      78,674        68,358    68,745    67,680
 Deposits                                               93,415      83,760        83,715    81,437    78,315
 Stockholders' equity                                   15,388      25,448         8,641     8,128     7,414
 Book value per common share                              8.08       13.74             -         -         -

Operating Data:
 Interest income                                      $  8,628    $  7,645     $   6,836   $ 6,378   $ 6,128
 Interest expense                                        4,122       3,887         3,949     3,271     2,934
                                                      --------    --------     ---------   -------   -------
  Net interest income                                    4,506       3,758         2,887     3,107     3,194
 Provision for loan losses                                  92          70            36        36        36
                                                      --------    --------     ---------   -------   -------
  Net interest income after provision
  for loan losses                                        4,414       3,688         2,851     3,071     3,158
 Non-interest income                                       624         561           532       430       586
 Non-interest expense                                    3,385       3,094         2,493     2,452     2,392
                                                      --------    --------     ---------   -------   -------
  Income before income taxes                             1,653       1,155           890     1,049     1,352
 Income tax expense                                        584         402           299       329       492
                                                      --------    --------     ---------   -------   -------
  Net income                                          $  1,069    $    753     $     591   $   720   $   860
                                                      ========    ========     =========   =======   =======

Per Common Share Data:
 Net income, basic/(2),(3)/                           $   0.61    $   0.46/(3)/        -         -         -
 Net income, diluted                                      0.61           -             -         -         -
 Regular cash dividends                                   0.24        0.05             -         -         -
 Dividend payment ratio/(4)/                             39.58%      10.87%            -         -         -
 Special return of capital dividend                   $   6.00           -             -         -         -

Selected Other Data:
 Return on average assets                                 0.93%       0.72%         0.64%     0.81%     0.98%
 Return on average equity                                 4.24%       3.93%         7.01%     9.30%    12.27%
 Average equity to average assets                        21.84%      18.43%         9.12%     8.71%     7.98%
 Interest rate spread                                     3.23%       3.01%         2.77%     3.24%     3.48%
 Net yield on average interest-earning assets             4.12%       3.78%         3.26%     3.64%     3.79%
 Average interest-earning assets to average
 interest-bearing liabilities                           123.79%     119.76%       110.90%   110.33%   108.93%
 Ratio of non-interest expense to average total
  assets                                                  2.93%       2.98%         2.70%     2.76%     2.72%
 Nonperforming assets to total assets                     0.13%       0.18%         0.06%     0.08%     0.13%
 Nonperforming loans to total loans                       0.15%       0.26%         0.04%     0.11%     0.17%
 Allowance for loan losses to total loans                 0.51%       0.52%         0.57%     0.53%     0.47%
 Allowance for loan losses to nonperforming loans       352.42%     194.17%     1,296.67%   484.00%   282.14%

/(1)/Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

/(2)/On November 22, 1996, Richmond Savings Bank, Inc., SSB converted from a state-chartered mutual savings bank to a state-chartered stock savings bank and became a wholly-owned subsidiary of Carolina Fincorp, Inc.

/(3)/Earnings per share is based on unaudited earnings from November 22, 1996 to June 30, 1997 divided by the weighted average number of shares outstanding during the same period.

/(4)/The dividend payment ratio represents regular cash dividends per share as a percentage of earnings per share and excludes the special nonrecurring $6.00 return of capital dividend during the year ended June 30, 1998.

                    CAROLINA FINCORP, INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

In accordance with the Plan of Conversion, Carolina issued common stock with a value of $18.5 million in the Offering and received proceeds of $17.6 million, net of Conversion costs. Carolina transferred a portion of the net proceeds to Richmond Savings for the purchase of all of the outstanding common stock of the Bank.

Carolina has no operations and conducts no business of its own other than owning Richmond Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Richmond Savings Bank, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Richmond, Moore and Scotland counties in North Carolina. On June 30, 1998, approximately 91% of the Bank's net loan portfolio was composed of real estate loans.

Carolina's principal sources of income have been capital retained by Carolina, interest earned from the loan to the ESOP, and dividends paid by the Bank to Carolina. Revenues of Richmond Savings are derived primarily from interest on loans. Richmond Savings also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of Richmond Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, data processing and occupancy and related expenses.

Richmond Investment Services, Inc. is a wholly-owned subsidiary of Richmond Savings whose principal business activity is that of an agent for various insurance products and non-bank investment products and services.

Carolina and its subsidiaries are collectively referred to herein as the "Company."

                    CAROLINA FINCORP, INC. AND SUBSIDIARIES
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

                                  MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk primarily stems from interest rate risk, the potential economic loss due to future changes in interest rates, which is inherent in lending and deposit gathering activities. The Company's objective is to manage the mix of interest-sensitive assets and liabilities to moderate interest rate risk and stabilize the net interest margin while enhancing profitability.

               ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT

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

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Company calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a smaller decrease in the yield of its assets relative to the decrease in the cost of its liabilities, and, as a result, its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and, as a result, such institution's net interest income would generally be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1998 was negative 30.74%. At June 30, 1998, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were negative 24.29% and negative 6.86%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of

                    CAROLINA FINCORP, INC. AND SUBSIDIARIES
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                              Terms to Repricing at June 30, 1998
                                                                   ---------------------------------------------------------
                                                                              More Than    More Than
                                                                    1 Year    1 Year to   3 Years to   More Than
                                                                    or Less    3 Years      5 Years     5 Years      Total
                                                                   ---------  ----------  -----------  ----------  ---------
                                                                                    (Dollars in Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable:
  Real estate loans:
   Residential 1-4 family
    Adjustable                                                     $ 16,441    $ 12,926      $13,510     $ 3,091   $ 45,968
    Fixed                                                               268         245        1,019      10,771     12,303
   Multi-family residential and commercial
    Adjustable                                                        1,279       1,248        1,443          48      4,018
    Fixed                                                               128          14           35         520        697
   Construction
    Adjustable                                                        4,778           -            -           -      4,778
   Home equity credit lines
    Adjustable                                                        8,909           -            -           -      8,909
  Other loans:
    Adjustable                                                           28          21           35         378        462
    Fixed                                                               644       1,227        1,433       3,621      6,925
 Interest-earning balances in other banks                             7,811           -            -           -      7,811
 Investments                                                          3,498       9,906        2,316         245     15,965
 FHLB common stock/(1)/                                                   -           -            -         735        735
                                                                   --------    --------      -------     -------   --------

        Total interest-earning assets                              $ 43,784    $ 25,587      $19,791     $19,409   $108,571
                                                                   ========    ========      =======     =======   ========

INTEREST-BEARING LIABILITIES:
 Deposits:
  Passbook and statement accounts                                  $ 11,944    $      -      $     -     $     -   $ 11,944
  NOW and VIP checking accounts                                      10,804           -            -           -     10,804
  Non-interest-bearing accounts                                       2,951           -            -           -      2,951
  Certificate accounts                                               48,263      18,586          867           -     67,716
 Other borrowed funds                                                 3,200           -            -           -      3,200
                                                                   --------    --------      -------     -------   --------

   Total interest-bearing liabilities                              $ 77,162    $ 18,586      $   867     $     -   $ 96,615
                                                                   ========    ========      =======     =======   ========

INTEREST SENSITIVITY GAP PER PERIOD                                $(33,378)   $  7,001      $18,924     $19,409   $ 11,956

CUMULATIVE INTEREST SENSITIVITY GAP                                $(33,378)   $(26,377)     $(7,453)    $11,956   $ 11,956

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS      (30.74)%    (24.29)%      (6.86)%     11.01%     11.01%

CUMULATIVE INTEREST-EARNING
  ASSETS AS A PERCENTAGE OF
  INTEREST-BEARING LIABILITIES                                        56.74%      72.45%       92.29%     112.37%    112.37%

/(1)/Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                    CAROLINA FINCORP, INC. AND SUBSIDIARIES
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

In addition to the traditional gap analysis, the Company also uses a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.

                              NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                   Year Ended June 30, 1998       Year Ended June 30, 1997
                                                 -----------------------------  -----------------------------
                                                  Average             Average    Average             Average
                                                  Balance   Interest    Rate     Balance   Interest    Rate
                                                 ---------  --------  --------  ---------  --------  --------
                                                                    (Dollars in Thousands)
Interest-earning assets:
 Interest-earning balances                       $  3,964     $  227     5.73%  $  5,323     $  387     7.27%
 Investments                                       23,088      1,491     6.46%    21,537      1,356     6.30%
 Loans                                             82,222      6,910     8.40%    72,440      5,902     8.15%
                                                 --------                       --------     ------

   Total interest-earning assets                  109,274      8,628     7.90%    99,300      7,645     7.70%

Other assets                                        6,266                          4,682
                                                 --------                       --------

   Total assets                                  $115,540                       $103,982
                                                 ========                       ========
Interest-bearing liabilities:
 Deposits                                        $ 88,070      4,108     4.66%  $ 82,857      3,884     4.69%
 Borrowings                                           203         14     6.90%        56          3     5.36%
                                                 --------     ------            --------     ------

   Total interest-bearing liabilities              88,273      4,122     4.67%    82,913      3,887     4.69%
                                                              ------                         ------
Other liabilities                                   2,037                          1,904
Stockholders' equity                               25,230                         19,165
                                                 --------                       --------

   Total liabilities and stockholders' equity    $115,540                       $103,982
                                                 ========                       ========

Net interest income and interest rate spread                  $4,506     3.23%               $3,758     3.01%
                                                              ======     ====                ======     ====

Net yield on average interest-earning assets                             4.12%                          3.78%
                                                                         ====                           ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities              123.79%                        119.76%
                                                 ========                       ========

                    CAROLINA FINCORP, INC. AND SUBSIDIARIES
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

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

                                      Year Ended June 30, 1998 vs. 1997
                                     ------------------------------------
                                          Increase (Decrease) Due To
                                     ------------------------------------
                                        Volume        Rate       Total
                                     ------------  ----------  ----------
                                            (Dollars in thousands)

     Interest income:
      Interest-earning balances      $       (87)  $     (73)  $    (160)
      Investments                            100          35         135
      Loans                                  817         191       1,008
                                     ------------  ----------  ----------

           Total interest income             830         153         983
                                     ------------  ----------  ----------
     Interest expense:
      Deposits                               243         (19)        224
      Borrowings                              10           1          11
                                     ------------  ----------  ----------

           Total interest expense            253         (18)        235
                                     ------------  ----------  ----------

     Net interest income             $       577   $     171   $     748
                                     ============  ==========  ==========




          COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND 1997


Consolidated total assets increased during the year by $2.4 million, from $111.5 million at June 30, 1997 to $113.9 million at June 30, 1998. The growth in total assets would have been larger were it not for the payment during the fourth quarter of the current fiscal year of a special nonrecurring $6.00 per share return of capital dividend which aggregated $11.4 million, reducing both total assets and stockholders' equity by that amount. This special dividend was funded principally by maturing investment securities of $7.7 million held by the Holding Company and by borrowings of $3.2 million of the Holding Company.

Deposit accounts increased by $9.6 million during the year, from $83.8 million at June 30, 1997 to $93.4 million at June 30, 1998. This growth, which was divided almost equally between demand and certificate accounts, was the primary source of funding for the increases of $4.9 million in loans receivable and 5.9 million in interest-earning balances in other banks.

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

Total stockholders' equity was $15.4 million at June 30, 1998 as compared with $25.4 million at June 30, 1997, a decrease of $10.0 million which resulted from the special return of capital dividend discussed above. Net income for the year was $1.1 million, while regular quarterly dividends aggregated $424,000 or $.24 per share. At June 30, 1998, both the Holding Company and the Bank continued to significantly exceed all applicable regulatory capital requirements.

                                 ASSET QUALITY

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                       SCHEDULE OF NON-PERFORMING ASSETS

                                                                  At June 30,
                                                              ------------------
                                                                1998      1997
                                                              --------  --------
Non-accrual loans                                             $    124  $    206
Loans past due 90 days or more and still accruing                    -         -
Other real estate                                                   20         -
Renegotiated troubled debt                                           -         -
                                                              --------  --------
             Total non-performing assets                      $    144  $    206
                                                              ========  ========


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                  NET INCOME

The Company earned consolidated net income of $1.1 million, or $.61 per share, during the year ended June 30, 1998 as compared with net income of $753,000 during the prior year, an increase of $316,000. This increase resulted primarily from the absence of the special SAIF deposit insurance assessment of $519,000 which, net of an income tax benefit of $176,000, decreased net income for

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

the year ended June 30, 1997 by approximately $343,000. An increase of $748,000 in net interest income was largely offset by increased personnel costs of $720,000.

                              NET INTEREST INCOME

Net interest income increased to $4.5 million during the year ended June 30, 1998 as compared with $3.8 million during the previous year. This increase of $748,000 resulted both from an increase in net interest-earning assets and from higher yields. Average interest-earning assets exceeded average interest-bearing liabilities by $21.0 million during the year ended June 30, 1998, and by $16.4 million during the year ended June 30, 1997. Substantially all of the growth in average interest-earning assets was in higher yielding loans receivable. As a result of loan growth over the last two years, the average balance of loans receivable increased from $72.4 million during fiscal 1997 to $82.2 million during fiscal 1998. In addition, the average yield on loans receivable increased by 25 basis points to 8.40% for the year ended June 30, 1998, resulting in an overall increase in the yield to total interest-earning assets of 20 basis points, from 7.7% to 7.9%.

                           PROVISION FOR LOAN LOSSES

The provision for loan losses was $92,000 and $70,000 for the years ended
June 30, 1998 and 1997, respectively. Management believes that the provision for loan losses and the resulting loan loss allowance at June 30, 1998 will be adequate to absorb losses on existing loans. There were $55,000 in net loan charge-offs during the year ended June 30, 1998 as compared with net charge-offs of $59,000 during the year ended June 30, 1997. Nonaccrual loans aggregated $124,000 at June 30, 1998.

                                 OTHER INCOME

Other income increased from $561,000 to $624,000, principally as a result of increased gains of $82,000 from the sales of loans.

                                OTHER EXPENSES

Exclusive of the special SAIF assessment explained under the caption "Net Income," (also see Note I to the consolidated financial statements) of $519,000 that was incurred during the year ended June 30, 1997, other expenses increased by $810,000 from $2,575,000 during the year ended June 30, 1997 to $3,385,000 during the year ended June 30, 1998. This increase was primarily due to an increase of $720,000 in personnel costs, $441,000 of which represents a non-recurring charge to expense from distribution of shares of common stock under the Company's new Management Recognition Plan ("MRP") which was approved by shareholder vote at the last annual meeting, and $68,000 of which represents recurring MRP costs charged to expense during the last six months of the fiscal year. In addition, expenses of the Company's ESOP, which was in effect for the full year, increased by $82,000.

                          PROVISION FOR INCOME TAXES

The provision for income taxes, as a percentage of income before income taxes, was 35.3% and 34.8% for the years ended June 30, 1998 and 1997, respectively.

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

                        LIQUIDITY AND CAPITAL RESOURCES

Carolina Fincorp, Inc. paid regular quarterly cash dividends totaling $.24 a share during fiscal 1998. The Company also paid a special nonrecurring return of capital dividend of $6.00 per share during the last quarter of 1998. Although Carolina anticipates that it will continue to declare cash dividends on a quarterly basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

As of June 30, 1998, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $24.7 million, which represents 26.5% of deposits. As a North Carolina-chartered savings bank, Richmond Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1998, this liquidity ratio, based on North Carolina regulations, was 21.7%. Management considers current liquidity levels to be adequate to meet the Company's foreseeable needs.

At June 30, 1998, outstanding mortgage loan commitments were $2.1 million, available line of credit balances were $12.3 million, and the undisbursed portion of construction loans was $2.4 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Carolina and Richmond Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Richmond Savings' financial statements. At June 30, 1998 and 1997, Carolina and Richmond Savings exceeded all such requirements. (See Note K to the consolidated financial statements.)

                       ACCOUNTING AND REGULATORY MATTERS

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources, or other operations.

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

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                      IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,137,347 and $800,867 for the years ended June 30, 1998 and 1997, respectively.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on the Company's consolidated financial statements.

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

                             YEAR 2000 COMPLIANCE

The "Year 2000" issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 issue due to its dependence on computer generated financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Company could experience a temporary inability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of the Company.

Financial institution regulators have recently increased their focus upon Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to appropriately address the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, management is engaged in a process to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovations, (4) validation, and (5) implementation.

                    Carolina Fincorp, Inc. and Subsidiaries
               Management's Discussion and Analysis (Continued)
================================================================================

The Company has substantially completed the first two phases of the plan and is currently working internally and with external vendors on the final three phases. The Company outsources its item processing operations to a service provider. The Company's Year 2000 compliance is being closely coordinated with that of the service provider.

The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations, and expects that it will satisfy such compliance program without material disruption of its operations. In the event that the Company's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business, results of operations or financial condition could be adversely affected.

   [LETTERHEAD OF DIXON ODOM PLLC CERTIFIED PUBLIC ACCOUNTANTS APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Carolina Fincorp, Inc.
Rockingham, North Carolina


We have audited the accompanying consolidated statements of financial condition of Carolina Fincorp, Inc. and Subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Fincorp, Inc. and Subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Dixon Odom PLLC

Southern Pines, North Carolina
July 27, 1998

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1998 and 1997
================================================================================


ASSETS                                                                                       1998             1997
                                                                                        -------------    -------------

Cash on hand and in banks                                                               $     961,184    $   1,789,958
Interest-earning balances in other banks                                                    7,810,843        1,862,462
Investment securities available for sale, at fair value (amortized cost of
  $10,256,498 and $17,779,550 at June 30, 1998
  and 1997, respectively) (Note B)                                                         10,295,194       17,713,835
Investment securities held to maturity, at amortized cost (fair value of $5,729,533 and $6,911,620 at June 30, 1998 and 1997,
  respectively) (Note B)                                                                    5,669,953        6,948,232
Loans held for sale                                                                         1,057,045                -
Loans receivable, net (Note C)                                                             83,622,584       78,674,342
Accrued interest receivable                                                                   582,838          702,489
Premises and equipment, net (Note D)                                                        2,076,418        2,118,184
Real estate acquired in settlement of loans                                                    20,000                -
Stock in the Federal Home Loan Bank, at cost                                                  734,700          734,700
Other assets                                                                                1,080,209          958,323
                                                                                        -------------    -------------

                                                                        TOTAL ASSETS    $ 113,910,968    $ 111,502,525
                                                                                        =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposit accounts (Note G)                                                             $  93,414,753    $  83,759,560
  Advances from the Federal Home Loan Bank (Note F)                                                 -          500,000
  Other borrowed funds (Note F)                                                             3,200,000                -
  Accrued interest payable                                                                    152,182          178,583
  Advance payments by borrowers for property taxes and insurance                              418,746          456,094
  Accrued expenses and other liabilities                                                    1,336,881        1,160,244
                                                                                        -------------    -------------

                                                                   TOTAL LIABILITIES       98,522,562       86,054,481
                                                                                        -------------    -------------

Commitments and contingencies (Notes C and L)

STOCKHOLDERS' EQUITY (Note K)
  Preferred stock, no par value, 5,000,000 shares authorized, no
    shares issued and outstanding                                                                   -                -
  Common stock, no par value, 20,000,000 shares
    authorized; 1,905,545 and 1,851,500 issued and
    outstanding at June 30, 1998 and 1997, respectively                                     7,852,262       17,585,611
  Deferred management recognition plan (Note H)                                              (477,504)               -
  ESOP note receivable                                                                     (1,392,166)      (1,491,000)
  Unearned ESOP compensation (Note H)                                                        (661,000)               -
  Retained earnings, substantially restricted                                              10,041,662        9,396,148
  Unrealized holding gains (losses)                                                            25,152          (42,715)
                                                                                        -------------    -------------

                                                          TOTAL STOCKHOLDERS' EQUITY       15,388,406       25,448,044
                                                                                        -------------    -------------

                                                               TOTAL LIABILITIES AND
                                                                STOCKHOLDERS' EQUITY    $ 113,910,968    $ 111,502,525
                                                                                        =============    =============

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1998 and 1997
======================================================================================================================

                                                                                             1998             1997
                                                                                        -------------    -------------
INTEREST INCOME
  Loans                                                                                 $   6,910,296    $   5,902,020
  Investments and deposits in other banks                                                   1,717,474        1,743,151
                                                                                        -------------    -------------
                                                               TOTAL INTEREST INCOME        8,627,770        7,645,171
                                                                                        -------------    -------------
INTEREST EXPENSE
  Deposit accounts (Note G)                                                                 4,107,881        3,884,049
  Borrowings                                                                                   14,149            3,371
                                                                                        -------------    -------------
                                                              TOTAL INTEREST EXPENSE        4,122,030        3,887,420
                                                                                        -------------    -------------
                                                                 NET INTEREST INCOME        4,505,740        3,757,751
PROVISION FOR LOAN LOSSES (Note C)                                                             92,000           70,000
                                                                                        -------------    -------------
                                                           NET INTEREST INCOME AFTER
                                                           PROVISION FOR LOAN LOSSES        4,413,740        3,687,751
                                                                                        -------------    -------------
OTHER INCOME
  Transaction and other service fee income                                                    350,779          368,413
  Gain on sale of loans                                                                        90,526            8,059
  Gain on sale of investment securities                                                         1,157                -
  Gain on sale of premises and equipment                                                            -           52,267
  Other income                                                                                181,866          132,407
                                                                                        -------------    -------------
                                                                  TOTAL OTHER INCOME          624,328          561,146
                                                                                        -------------    -------------
OTHER EXPENSES
  Personnel costs                                                                           2,110,772        1,391,054
  Occupancy                                                                                   143,841          152,888
  Equipment rental and maintenance                                                            196,239          177,735
  Marketing                                                                                    64,599           61,797
  Data processing and outside service fees                                                    304,323          285,027
  Federal and other insurance premiums (Note I)                                                89,230          628,966
  Supplies, telephone and postage                                                             126,511          132,953
  Other                                                                                       349,800          263,725
                                                                                        -------------    -------------
                                                                TOTAL OTHER EXPENSES        3,385,315        3,094,145
                                                                                        -------------    -------------
                                                          INCOME BEFORE INCOME TAXES        1,652,753        1,154,752
INCOME TAX EXPENSE (Note J)                                                                   583,273          402,248
                                                                                        -------------    -------------
                                                                          NET INCOME    $   1,069,480    $     752,504
                                                                                        =============    =============
NET INCOME PER COMMON SHARE (Note A)
  Basic and diluted                                                                     $        0.61    $        0.46
                                                                                        =============    =============
  Weighted average shares outstanding                                                       1,763,678        1,790,311
                                                                                        =============    =============

DIVIDENDS PER COMMON SHARE
  Regular dividends per common share                                                    $        0.24    $        0.05
                                                                                        =============    =============
  Special nonrecurring return of capital dividend per common share                      $        6.00    $           -
                                                                                        =============    =============

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1998 and 1997
================================================================================

                                                                                           Deferred
                                                                                           management           ESOP
                                                                  Common stock             recognition          note
                                                            Shares          Amount            plan           receivable
                                                         ------------    ------------     -------------     ------------
Balance at June 30, 1996                                           --      $       --     $          --     $         --

  Net income                                                       --              --                --               --

  Net proceeds from issuance of no par
   value common stock                                       1,851,500      17,585,611                --               --

  Purchase of 112,000 shares of common
   stock by the ESOP                                               --              --                --       (1,549,551)

  Principal payments on note receivable
   from ESOP                                                       --              --                --           58,551

  Cash dividends paid ($.05 per share)                             --              --                --               --

  Change in unrealized holding gains
   (losses), net of income taxes of $42,314                        --              --                --               --
                                                         ------------    ------------     -------------     ------------

Balance at June 30, 1997                                    1,851,500      17,585,611                --       (1,491,000)

  Net income                                                       --              --                --               --

  Cash dividends paid ($.24 per share)                             --              --                --               --

  Return of capital dividend ($6.00 per share)                     --
                                                                          (10,761,270)               --               --

  Adoption of deferred management recognition plan             54,045         986,321          (986,321)              --

  Deferred management recognition plan shares earned               --              --           508,817               --

  Principal payments on note receivable from ESOP                  --              --                --           98,834

  ESOP contribution                                                --          41,600                --               --

  Change in unrealized holding gains
   (losses), net of income taxes of $36,544                        --              --                --               --
                                                         ------------    ------------     -------------     ------------

Balance at June 30, 1998                                    1,905,545    $  7,852,262     $    (477,504)    $ (1,392,166)
                                                         ============    ============     =============     ============

                                                           Unearned                         Unrealized          Total
                                                             ESOP          Retained          holding        stockholders'
                                                         compensation      earnings       gains (losses)       equity
                                                         ------------    ------------     -------------     ------------
Balance at June 30, 1996                                 $         --    $  8,731,804     $     (91,078)    $  8,640,726

  Net income                                                       --         752,504                --          752,504

  Net proceeds from issuance of no par
   value common stock                                              --              --                --       17,585,611

  Purchase of 112,000 shares of common
   stock by the ESOP                                               --              --                --       (1,549,551)

  Principal payments on note receivable
   from ESOP                                                       --              --                --           58,551

  Cash dividends paid ($.05 per share)                             --         (88,160)               --          (88,160)

  Change in unrealized holding gains
   (losses), net of income taxes of $42,314                        --              --            48,363           48,363
                                                         ------------    ------------     -------------     ------------

Balance at June 30, 1997                                           --       9,396,148           (42,715)      25,448,044

  Net income                                                       --       1,069,480                --        1,069,480

  Cash dividends paid ($.24 per share)                             --        (423,966)               --         (423,966)

  Return of capital dividend ($6.00 per share)
                                                             (661,000)             --                --      (11,422,270)

  Adoption of deferred management recognition plan                 --              --                --               --

  Deferred management recognition plan shares earned               --              --                --          508,817

  Principal payments on note receivable from ESOP                  --              --                --           98,834

  ESOP contribution                                                --              --                --           41,600

  Change in unrealized holding gains
   (losses), net of income taxes of $36,544                        --              --            67,867           67,867
                                                         ------------    ------------     -------------     ------------

Balance at June 30, 1998                                 $   (661,000)   $ 10,041,662     $      25,152     $ 15,388,406

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1998 and 1997
================================================================================

                                                                                             1998             1997
                                                                                        -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                            $   1,069,480    $     752,504
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                                            176,877          152,699
      Amortization, net                                                                       (86,269)          50,872
      Gain on sale of assets, net                                                             (91,683)         (54,801)
      Origination of loans held for sale                                                   (7,373,876)        (990,203)
      Proceeds from sale of loans held for sale                                             6,407,357          998,262
      ESOP contribution expense                                                                41,600                -
      Vesting of deferred management recognition plan                                         508,817                -
      Provision for loan losses                                                                92,000           70,000
      Deferred income taxes                                                                  (152,652)         (21,497)
      Deferred compensation                                                                   108,022          107,828
      Change in assets and liabilities
        (Increase) decrease in accrued interest receivable                                    119,651         (124,911)
        (Increase) decrease in other assets                                                    13,944         (160,201)
        Decrease in accrued interest payable                                                  (26,401)         (32,240)
        Increase (decrease) in accrued expenses and other liabilities                          45,923          (26,103)
                                                                                        -------------    -------------

                                                                NET CASH PROVIDED BY
                                                                OPERATING ACTIVITIES          852,790          722,209
                                                                                        -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in interest-earning balances in other banks                      (5,948,381)       2,823,121
  Purchases of:
    Available for sale investment securities                                              (19,523,928)     (11,510,273)
    Held to maturity investment securities                                                   (502,920)        (515,000)
  Proceeds from maturities and calls of:
    Available for sale investment securities                                               25,200,000        2,250,000
    Held to maturity investment securities                                                  1,773,125        1,527,431
  Proceeds from sales of:
    Available for sale investment securities                                                1,989,688                -
  Net increase in loans                                                                    (5,162,085)     (10,484,302)
  Purchase of premises and equipment                                                         (132,141)        (951,990)
  Proceeds from sale of premises and equipment                                                      -           86,010
  Proceeds from sale of real estate acquired in settlement of loans                            55,223           98,186
  Capital expenditures for real estate acquired in settlement of loans                           (588)            (520)
                                                                                        -------------    -------------

                                                                    NET CASH USED BY
                                                                INVESTING ACTIVITIES       (2,252,007)     (16,677,337)
                                                                                        -------------    -------------

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1998 and 1997
================================================================================

                                                                                             1998             1997
                                                                                        -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand accounts                                            $   4,620,070    $  (1,026,113)
  Net increase in certificates of deposit                                                   5,035,123        1,070,744
  Decrease in advance payments by borrowers for
    taxes and insurance                                                                       (37,348)         (13,509)
  Proceeds from other borrowings                                                            3,200,000                -
  Net increase (decrease) in advances from Federal
    Home Loan Bank                                                                           (500,000)         500,000
  Net proceeds from issuance of common stock                                                        -       17,585,611
  Loan to ESOP for purchase of common stock                                                         -       (1,549,551)
  Principal payment received on note receivable from ESOP                                      98,834           58,551
  Regular cash dividends paid                                                                (423,966)         (88,160)
  Special return of capital dividend                                                      (11,422,270)               -
                                                                                        -------------    -------------

                                                                 NET CASH PROVIDED
                                                           BY FINANCING ACTIVITIES            570,443       16,537,573
                                                                                        -------------    -------------

                                                        NET INCREASE (DECREASE) IN
                                                         CASH ON HAND AND IN BANKS           (828,774)         582,445

CASH ON HAND AND IN BANKS, BEGINNING                                                        1,789,958        1,207,513
                                                                                        -------------    -------------
                                                                  CASH ON HAND AND
                                                                  IN BANKS, ENDING      $     961,184    $   1,789,958
                                                                                        =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                                            $   4,148,431    $   3,919,660
                                                                                        =============    =============
    Income taxes                                                                        $     454,814    $     425,621
                                                                                        =============    =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
    Loans receivable transferred to real estate acquired in
      settlement of loans                                                               $      74,635    $      68,592
                                                                                        =============    =============
    Unrealized holding gain on available for sale investment
      securities, net of deferred income taxes                                          $      67,867    $      48,363
                                                                                        =============    =============

    Adoption of deferred management recognition plan                                    $     986,321    $           -
                                                                                        =============    =============

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

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

Nature of Business
------------------

Richmond Savings maintains its offices and conducts its primary business in Richmond, Moore and Scotland counties, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans, loans secured by deposit accounts, and various types of consumer loans. Richmond Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. Richmond Investment Services, Inc. is a wholly-owned subsidiary of Richmond Savings whose principal business activity is that of an agent for various insurance products and non-bank investment products and services.

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates (Continued)
---------------------------

A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio can be affected by changes in local market conditions.

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

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1998 or 1997. Securities held to maturity are those securities for which the Company has the ability and intent to hold to maturity. All other securities are classified as available for sale.

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

Loans Held for Sale
-------------------

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

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

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)
-----------------------

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Net Income Per Common Share
---------------------------

Effective with the year ended June 30, 1998, the Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings Per Share, and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. It also requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended June 30, 1998 and 1997, basic and diluted earnings per share are the same amounts.

Net income per common share for the year ended June 30, 1997 is based on unaudited net income earned from the date of Conversion, November 22, 1996, to the end of the fiscal year, divided by the weighted average number of shares outstanding during that period. Net income per common share for the year ended June 30, 1998 is based on net income earned divided by the weighted average number of shares outstanding during the year. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP and MRP which have not been allocated to participant accounts are not assumed to be outstanding.

Recent Accounting Pronouncements
--------------------------------

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,137,347 and $800,867 for the years ended June 30, 1998 and 1997, respectively.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)
--------------------------------

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                    June 30, 1998
                                                 ---------------------------------------------------
                                                                  Gross        Gross
                                                  Amortized    Unrealized    Unrealized     Fair
                                                    Cost          Gains        Losses       Value
                                                 -----------  -------------  ----------  -----------
Securities available for sale:
  U. S. government securities and obligations
   of U. S. government agencies                  $10,256,498  $      41,233  $    2,537  $10,295,194
                                                 ===========  =============  ==========  ===========
Securities held to maturity:
  U. S. government securities and obligations
   of U. S. government agencies                  $ 3,507,667  $      16,852  $    1,574  $ 3,522,945
  Mortgage-backed securities                       1,168,232         24,955           -    1,193,187
  Corporate debt securities                          994,054         19,347           -    1,013,401
                                                 -----------  -------------  ----------  -----------

                                                 $ 5,669,953  $      61,154  $    1,574  $ 5,729,533
                                                 ===========  =============  ==========  ===========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE B - INVESTMENT SECURITIES (CONTINUED)



                                                                    June 30, 1997
                                                 ---------------------------------------------------
                                                                  Gross        Gross
                                                  Amortized    Unrealized    Unrealized     Fair
                                                    Cost          Gains        Losses       Value
                                                 -----------  -------------  ----------  -----------
Securities available for sale:
  U. S. government securities and obligations
   of U. S. government agencies                  $17,779,550  $      16,485  $   82,200  $17,713,835
                                                 ===========  =============  ==========  ===========

Securities held to maturity:
  U. S. government securities and obligations
   of U. S. government agencies                  $ 4,013,745  $       3,790  $   39,195  $ 3,978,340
  Mortgage-backed securities                       1,441,497         17,101      14,953    1,443,645
  Corporate debt securities                        1,492,990          5,000       8,355    1,489,635
                                                 -----------  -------------  ----------  -----------

                                                 $ 6,948,232  $      25,891  $   62,503  $ 6,911,620
                                                 ===========  =============  ==========  ===========

Gross realized gains and gross realized losses on sales of available for sale securities were $2,108 and $951, respectively, during the year ended June 30, 1998. There were no sales of investment securities available for sale during the year ended June 30, 1997.

The amortized cost and fair values of securities available for sale and held to maturity at June 30, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Securities Available for Sale  Securities Held to Maturity
                                                            -----------------------------  ---------------------------
                                                                Amortized     Fair          Amortized       Fair
                                                                  Cost        Value           Cost          Value
                                                            -------------  ------------    ----------    ------------
  Due within one year                                         $ 2,499,260  $ 2,497,533     $1,001,518    $1,001,875
  Due after one year through five years                         6,495,762    6,530,917      3,373,793     3,407,623
  Due after five years through ten years                        1,261,476    1,266,744      1,049,075     1,060,331
  Due after ten years                                                   -            -        245,567       259,704
                                                              -----------  -----------     ----------    ----------

                                                              $10,256,498  $10,295,194     $5,669,953    $5,729,533
                                                              ===========  ===========     ==========    ==========

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $738,102 and $1,320,992 and a fair value of $760,164 and $1,322,358 at June 30, 1998 and 1997, respectively, were pledged to secure public monies on deposit as required by law.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE B - INVESTMENT SECURITIES (CONTINUED)

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1998. FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.


                                                                     Carrying Value
                                             -------------------------------------------------------------
                                                           After          After
                                                         One Year      Five Years
                                             One Year     Through        Through      After Ten
                                              or Less   Five Years      Ten Years       Years      Total
                                             ---------  -----------  ---------------  ----------  --------
                                                                 (Dollars in thousands)
Securities available for sale:
 U. S. government and agency securities      $   2,497  $     6,531  $         1,267  $        -  $ 10,295

Securities held to maturity:
 U. S. government and agency securities          1,001        1,501            1,006           -     3,508
 Mortgage-backed securities                                     880               43         245     1,168
 Corporate bonds                                     -          994                -           -       994

Other:
 Interest-earning balances in other banks        7,811            -                -           -     7,811
 Federal Home Loan Bank stock                        -            -                -         735       735
                                             ---------  -----------  ---------------  ----------  --------

     Total                                   $  11,309  $     9,906  $         2,316  $      980  $ 24,511
                                             =========  ===========  ===============  ==========  ========


                                                                       Average Yield
                                              ------------------------------------------------------------
                                                             After         After
                                                           One Year      Five Years
                                              One Year      Through        Through      After Ten
                                               or Less     Five Years     Ten Years       Years      Total
                                              --------     ----------    ----------     ---------    -----
Securities available for sale:
 U. S. government and agency securities          5.43%        6.26%            7.06%          -      6.16%

Securities held to maturity:
 U. S. government and agency securities          5.70%        6.39%            7.40%          -      6.48%
 Mortgage-backed securities                         -         6.88%            9.00%       8.50%     8.58%
 Corporate bonds                                    -         6.59%               -           -      6.59%

Other:
 Interest-earning balances in other banks        5.48%           -                -           -      5.48%
 Federal Home Loan Bank stock                       -            -                -        7.25%     7.25%

     Weighted average                            5.49%        6.37%            7.24%       7.56%     6.09%


CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:


                                                                               1998                                 1997
                                                                     --------------------------           --------------------------
                                                                                    Percentage                           Percentage
                                                                       Amount        of Total               Amount        of Total
                                                                     -----------    ----------            -----------    -----------

Type of loan:
 Real estate loans:
  One-to-four family residential                                     $58,270,874        69.68%            $59,063,396        75.07%
  Multi-family residential and commercial                              4,714,574         5.64%              3,979,061         5.06%
  Construction                                                         7,195,787         8.61%              6,276,804         7.98%
  Home equity lines of credit                                          8,908,799        10.65%              7,951,066        10.11%
                                                                     -----------    ----------            -----------    ----------

      Total real estate loans                                         79,090,034        94.58%             77,270,327        98.22%
                                                                     -----------    ----------            -----------    ----------
 Other loans:
  Consumer loans                                                       6,416,354         7.67%              4,152,974         5.28%
  Home improvement loans                                                 367,550         0.44%                570,853         0.73%
  Loans secured by deposits                                              603,993         0.72%                545,661         0.69%
                                                                     -----------    ----------            -----------    ----------

      Total other loans                                                7,387,897         8.83%              5,269,488         6.70%
                                                                     -----------    ----------            -----------    ----------
      Total loans                                                     86,477,931       103.41%             82,539,815       104.92%
Less:
 Construction loans in process                                         2,417,928         2.89%              3,465,422         4.40%
 Allowance for loan losses                                               437,419         0.52%                400,051         0.52%
                                                                     -----------    ----------            -----------    ----------

                                                                     $83,622,584       100.00%            $78,674,342       100.00%
                                                                     ===========    ==========            ===========    ==========


The allowance for loan losses is summarized as follows:

                                                         1998             1997
                                                     -----------      -----------
     Balance at beginning of year                    $   400,051      $   389,358
                                                     -----------      -----------

     Loans charged off:
      Real estate                                              -                -
      Other                                              (60,263)         (60,521)
                                                     -----------      -----------
            Total loans charged off                      (60,263)         (60,521)
                                                     -----------      -----------
     Recoveries:
      Real estate                                              -                -
      Other                                                5,631            1,214
                                                     -----------      -----------
            Total loan recoveries                          5,631            1,214
                                                     -----------      -----------
     Provision for loan losses                            92,000           70,000
                                                     -----------      -----------
     Balance at end of year                          $   437,419      $   400,051
                                                     ===========      ===========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE (Continued)

The allocation of the allowance for loan losses is summarized as follows:

                                                                        1998                             1997
                                                          --------------------------------  -------------------------------
                                                                      Percent of  Percent              Percent of  Percent
                                                                      Allowance   of Loans             Allowance   of Loans
                                                          Amount of   to Total    to Gross  Amount of  to Total    to Gross
                                                          Allowance   Allowance    Loans    Allowance  Allowance    Loans
                                                          ---------   ----------  --------  ---------  ----------  --------
Real estate loans:
 One-to-four family residential                            $ 67,000      15.32%    67.38%   $ 63,000      15.75%     71.56%
 Multi-family residential and commercial                     39,000       8.92%     5.45%     37,000       9.25%      4.82%
 Construction                                                23,000       5.26%     8.32%     11,000       2.75%      7.60%
 Home equity lines of credit                                 45,000      10.28%    10.30%     40,000      10.00%      9.64%
                                                           --------   --------    ------    --------   --------   --------

    Total real estate loans                                 174,000      39.78%    91.45%    151,000      37.75%     93.62%
                                                           --------   --------    ------    --------   --------   --------

Other loans:
 Consumer loans                                             151,000      34.52%     7.42%    124,000      31.00%      5.03%
 Home improvement loans                                       9,000       2.06%     0.43%     17,000       4.25%      0.69%
 Loans secured by deposits                                        -          -      0.70%          -       0.00%      0.66%
                                                           --------   --------    ------    --------   --------   --------

    Total other loans                                       160,000      36.58%     8.55%    141,000      35.25%      6.38%
                                                           --------   --------    ------    --------   --------   --------

Unallocated                                                 103,419      23.64%        -     108,051      27.00%      0.00%
                                                           --------   --------    ------    --------   --------   --------

    Total allowance for loan losses                        $437,419     100.00%   100.00%   $400,051     100.00%    100.00%
                                                           ========   ========    ======    ========   ========   ========

Nonaccrual loans, which consisted of loans on which principal or interest was delinquent for 90 days or more, totaled approximately $124,000 and $206,000 at June 30, 1998 and 1997, respectively. Such loans had the effect of reducing interest income by approximately $4,000 and $7,000 during the years ended June 30, 1998 and 1997, respectively.

Loans serviced for other investors amounted to $6,602,000 and $8,164,000 at June 30, 1998 and 1997, respectively.

At June 30, 1998, the Bank had mortgage loan commitments outstanding of $2,110,000 and pre-approved but unused lines of credit totaling $12,332,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                        1998          1997
                                                    ------------  ------------
     Balance at beginning of year                   $    81,395   $   101,408
     Additional borrowings                                    -             -
     Loan repayments                                    (11,731)      (20,013)
                                                    -----------   -----------

     Balance at end of year                         $    69,664   $    81,395
                                                    ===========   ===========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                        1998          1997
                                                    -----------   -----------

     Land                                           $   648,069   $   648,069
     Building and improvements                        1,721,168     1,682,308
     Furniture and equipment                          1,127,611     1,034,330
     Leasehold improvements                                   -             -
                                                    -----------   -----------
                                                      3,496,848     3,364,707
     Accumulated depreciation                        (1,420,430)   (1,246,523)
                                                    -----------   -----------

                                                    $ 2,076,418   $ 2,118,184
                                                    ===========   ===========

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWED FUNDS

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                             June 30,
                                                       --------------------
                                                         1998        1997
                                                       --------    --------

   5.92% due on August 21, 1997                        $      -    $500,000
                                                       ========    ========

At June 30, 1998, Richmond Savings also had $12,000,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

Other borrowed funds at June 30, 1998 consist of a note payable to another bank for $3,200,000 which bears interest at 8% (prime minus 0.5%). This note was repaid on July 3, 1998.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1998 and 1997 follows:

                                                                    1998                       1997
                                                           -----------------------  ---------------------------
                                                                         Weighted                    Weighted
                                                                         Average                      Average
                                                             Amount        Rate         Amount         Rate
                                                           -----------  ----------  --------------  -----------
Demand accounts:
 Passbook and statement accounts                           $11,944,115       2.94%    $10,669,197         2.96%
 NOW accounts                                                6,481,463       1.98%      5,664,210         1.98%
 VIP checking accounts                                       4,321,827       3.57%      2,520,810         3.10%
 Non-interest bearing accounts                               2,951,146          -       2,224,264            -%
                                                           -----------                -----------
                                                            25,698,551       2.47%     21,078,481         2.40%
Certificates of deposit                                     67,716,202       5.39%     62,681,079         5.55%
                                                           -----------                -----------

      Total deposit accounts                               $93,414,753       4.59%    $83,759,560         4.76%
                                                           ===========                ===========

The weighted average cost of deposit accounts was 4.59% and 4.76% at June 30, 1998 and 1997, respectively.

A summary of certificate accounts by maturity as of June 30, 1998 follows:

                                                                    Less than      $100,000
                                                                    $100,000        or More        Total
                                                                     --------   -------------   ----------
                                                                                (In thousands)
     Three months or less                                            $ 19,100     $     4,216   $   23,316
     Over three months through twelve months                           22,124           2,823       24,947
     Over one year through three years                                 15,257           3,329       18,586
     Over three years                                                     367             500          867
                                                                     --------     -----------   ----------

     Total certificate accounts                                      $ 56,848     $    10,868   $   67,716
                                                                     ========     ===========   ==========


Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                     1998          1997
                                                                                  -----------   ----------
     Passbook and statement account                                               $   330,016   $  344,120
     NOW and VIP checking accounts                                                    245,927      217,251
     Certificates of deposit                                                        3,543,836    3,329,862
                                                                                  -----------   ----------
                                                                                    4,119,779    3,891,233
     Penalties for early withdrawal                                                    11,898        7,184
                                                                                  -----------   ----------

                                                                                  $ 4,107,881   $3,884,049
                                                                                  ===========   ==========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Management Recognition and Stock Option Plans
---------------------------------------------

At the Company's annual meeting which was held on November 27, 1997, the stockholders approved the Carolina Fincorp, Inc. Stock Option Plan (the "SOP") and the Richmond Savings Bank, Inc., SSB Management Recognition Plan (the "MRP"). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 185,150 shares of the Company's common stock. The MRP provides for the award of up to 74,060 shares of the Company's common stock to directors, officers and employees of the Bank. The Company may elect to fund the plans through the issuance of authorized but unissued shares, or by purchasing shares in the open market.

During January of 1998, 54,045 of newly issued common shares were awarded under the MRP at a value of $18.25 per share at the date of grant. Personnel costs for year ended June 30, 1998 include $508,817 which represents the value of MRP shares earned through that date. To date no options have been issued under the SOP.

Employee Stock Ownership Plan
-----------------------------

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 112,000 shares of common stock in the Conversion with proceeds received from a loan of $1,549,551 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1998 and 1997, the outstanding balance of the loan is $1,392,166 and $1,491,000, respectively, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $661,000 are recorded as unearned compensation and reported as a separate component of stockholders' equity. These funds will be used by the ESOP to purchase additional shares of the Company's common stock, which may result in the ESOP owning a larger percentage of the outstanding common stock than was originally anticipated at the time of the Conversion.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Employee Stock Ownership Plan (Continued)
-----------------------------------------

Expense of $140,434 and $58,551 during the years ended June 30, 1998 and 1997, respectively, has been incurred in connection with the ESOP. The expense for the year ended June 30, 1998 includes, in addition to the cash contribution necessary to fund the ESOP, $41,600, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to common stock.

At June 30, 1998, 13,657 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1,130,000 at June 30, 1998.

Deferred Compensation Plans
---------------------------

The Bank has deferred compensation plans for certain directors and officers. These plans provide benefits upon disability, death or attainment of a certain age. The Bank has made current provisions for future payments under these plans, and the related liabilities and deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses associated with these plans were $108,022 and $107,828 for the years ended June 30, 1998 and 1997, respectively.

Defined Contribution Plan
-------------------------

The Bank had a defined contribution retirement plan which covered substantially all the Bank's employees. Contributions to the plan were discretionary, but were generally made in amounts which were estimated to be sufficient to provide a target retirement benefit based on a percentage of the employee's eligible compensation. This plan was terminated on October 18, 1996. Contributions to the plan totaled $-0- and $45,067 for the years ended June 30, 1998 and 1997, respectively.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank does not make contributions. It does, however, match fifty percent of eligible employee contributions, but the amount matched shall not exceed three percent of compensation The plan eligibility requirement is completion of one year's full time service for employees who have attained the age of twenty-one. At June 30, 1998 and 1997, substantially all full-time employees are eligible and are covered by the plan. Provisions for contributions to the plan totaled $21,273 and $15,285 for the years ended June 30, 1998 and 1997, respectively.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

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


NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1998 and 1997:


                                                       1998       1997
                                                    ----------  ---------

     Current tax expense                            $ 735,925   $423,745
     Net deferred benefit included in operations     (152,652)   (21,497)
                                                    ---------   --------

                                                    $ 583,273   $402,248
                                                    =========   ========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1998 and 1997:

                                                       1998       1997
                                                     ---------  --------

     Income tax at federal statutory rate            $561,936   $392,616
     State income tax, net of federal tax benefit      21,401      5,579
     Other                                                (64)     4,053
                                                     --------   --------

                                                     $583,273   $402,248
                                                     ========   ========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE J - INCOME TAXES (Continued)

Deferred tax assets and liabilities arising from temporary differences at June 30, 1998 and 1997 are summarized as follows:

                                                                         1998        1997
                                                                      ----------  ----------
     Deferred tax assets relating to:
      Deferred compensation                                           $ 401,755   $ 286,654
      Unrealized losses on investment securities
       available for sale                                                     -      23,000
                                                                      ---------   ---------

           Gross deferred tax assets                                    401,755     309,654

     Valuation allowance                                                      -           -
                                                                      ---------   ---------

           Net deferred tax assets                                      401,755     309,654
                                                                      ---------   ---------

     Deferred tax liabilities relating to:
      Unrealized gains on investment securities available for sale      (14,000)          -
      Allowance for loan losses                                         (64,264)    (78,838)
      Premises and equipment                                            (42,475)    (55,910)
      FHLB stock dividends                                             (135,948)   (135,948)
      Loan fees and costs                                               (44,117)    (54,115)
                                                                      ---------   ---------

           Total deferred tax liabilities                              (300,804)   (324,811)
                                                                      ---------   ---------

           Net deferred tax asset (liability)                         $ 100,951   $ (15,157)
                                                                      =========   =========

Retained earnings at June 30, 1998 includes approximately $1,400,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE K - REGULATORY RESTRICTIONS

Capital Requirements
--------------------

The Parent is regulated by the Board of Governors of the Federal Reserve System and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Savings Institutions Division, North Carolina Department of Commerce (the "Administrator").

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

At June 30, 1998, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                           Leverage      Tier 1 Risk
                                             Ratio         Adjusted     Risk-Based   N. C. Savings
                                        Tier 1 Capital     Capital       Capital      Bank Capital
                                        ---------------  ------------  ------------  --------------
Consolidated stockholders' equity          $15,388,406   $15,388,406   $15,388,406     $15,388,406
Additional equity of the Bank                2,857,094     2,857,094     2,857,094       2,857,094
Unrealized (gain) loss on securities           (25,152)      (25,152)      (25,152)        (25,152)
Loan loss allowance                                  -             -       437,419         437,419
                                           -----------   -----------   -----------     -----------

Regulatory capital                          18,220,348    18,220,348    18,657,767      18,657,767

Minimum capital requirement                  3,363,000     2,502,000     5,004,000       5,700,000
                                           -----------   -----------   -----------     -----------

Excess regulatory capital                  $14,857,348   $15,718,348   $13,653,767     $12,957,767
                                           ===========   ===========   ===========     ===========

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE K - REGULATORY RESTRICTIONS (Continued)

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

During the year ended June 30, 1997, the Bank paid dividends of $200,000 to the Parent. During the year ended June 30, 1998, the Bank did not pay any dividends to Carolina Fincorp, Inc. However, subsequent to year-end, with the permission of the NC Administrator, the Bank paid $3,100,000 in dividends to the Company.

Carolina Fincorp, Inc. paid regular quarterly cash dividends totaling $.24 and $.05 per share during the years ended June 30, 1998 and 1997, respectively, and a special nonrecurring return of capital dividend of $6.00 per share during the year ended June 30, 1998.


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

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK (CONTINUED)

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans, standby letters of credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1998 is as follows:


  Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit, mortgage loans                       $ 2,110,000
    Undisbursed construction loans                                       2,418,000
    Undisbursed lines of credit                                         12,332,000

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and interest-earning balances in other banks, investment securities, loans held for sale, loans receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, advances from the Federal Home Loan Bank, and other borrowed funds. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

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

     LOANS HELD FOR SALE

      Fair value for loans held for sale is determined by available market prices.

     LOANS RECEIVABLE

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

     STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

      The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock, and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

     DEPOSIT LIABILITIES

      The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWED FUNDS

      The fair values of these advances and borrowings are based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1998 and 1997:


                                                     1998                    1997
                                          ------------------------  ------------------------
                                           Carrying     Estimated    Carrying     Estimated
                                            Amount     Fair Value     Amount     Fair Value
                                          ---------    -----------  ----------   -----------
Financial assets:
 Cash and interest-earning balances in
  other banks                             $ 8,772,027  $ 8,772,027  $ 3,652,420  $ 3,652,420
 Investment securities                     15,965,147   16,024,727   24,662,067   24,625,455
 Loans held for sale                        1,057,045    1,074,545            -            -
 Loans receivable                          83,622,584   86,222,000   78,674,342   80,611,473
 Stock in FHLB of Atlanta                     734,700      734,700      734,700      734,700
Financial liabilities:
 Deposits                                  93,414,753   92,528,000   83,759,560   82,127,429
 Advances from Federal Home Loan Bank               -            -      500,000      501,350
 Other borrowed funds                       3,200,000    3,193,000            -            -


CAROLINA FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
================================================================================

NOTE N - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Carolina Fincorp, Inc. as of and for the periods ended June 30, 1998 and 1997:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                              JUNE 30, 1998 AND 1997

                                                            1998          1997
                                                        ------------  ------------
     Assets:
      Cash                                              $   423,285   $   814,741
      Investment securities available for sale                    -     7,736,990
      Investment in Richmond Savings Bank, Inc., SSB     18,220,348    16,804,111
      Accrued interest receivable                                 -        88,637
      Other assets                                            5,480         4,415
                                                        -----------   -----------

                                                        $18,649,113   $25,448,894
                                                        ===========   ===========
     Liabilities and Stockholders' Equity:
      Liabilities:
        Accounts payable                                $         -   $       850
        Accrued expenses and other liabilities               60,707             -
        Other borrowed funds                              3,200,000             -
                                                        -----------   -----------

        Total liabilities                                 3,260,707           850
                                                        -----------   -----------

      Stockholders' equity:
        Common stock                                      7,852,262    17,585,611
        Deferred management recognition plan               (477,504)            -
        ESOP note receivable                             (1,392,166)   (1,491,000)
        Unearned compensation                              (661,000)            -
        Retained earnings                                10,041,662     9,372,546
        Unrealized holding gain (loss), net of tax           25,152       (19,113)
                                                        -----------   -----------

                                                         15,388,406    25,448,044
                                                        -----------   -----------

                                                        $18,649,113   $25,448,894
                                                        ===========   ===========

                       CONDENSED STATEMENTS OF OPERATIONS
  YEAR ENDED JUNE 30, 1998 AND PERIOD FROM NOVEMBER 22, 1996 TO JUNE 30, 1997


                                         1998         1997
                                      -----------  ----------

Equity in earnings of subsidiaries    $  779,260   $ 620,503
Interest income                          596,019     362,693
Operating expenses                      (134,306)    (37,052)
Interest expense                          (9,956)          -
Income taxes                            (161,537)   (114,558)
                                      ----------   ---------

Net income                            $1,069,480   $ 831,586
                                      ==========   =========


                            CAROLINA FINCORP, INC.
                                 COMMON STOCK
================================================================================

The Company's stock began trading on November 25, 1996. There are 1,905,545 shares of common stock outstanding which were held by approximately 660 stockholders of record (excluding shares held in street name) on June 30, 1998. The Company's common stock is quoted on the NASDAQ National Market under the symbol "CFNC." The following table reflects the stock trading and dividend payment frequency of the Company for the year ended June 30, 1998 and 1997.


                                      Stock price    Dividends, per share
                                     --------------  --------------------
                                      High    Low     Regular    Special
                                     ------  ------  ---------  ---------
For the year ended June 30, 1998:
First quarter ending September 30    $17.88  $15.00      $0.06      $   -
Second quarter ending December 31    $18.50  $17.25      $0.06      $   -
Third quarter ending March 31        $18.75  $17.13      $0.06      $   -
Fourth quarter ending June 30        $19.75  $ 9.50      $0.06      $6.00

For the year ended June 30, 1997:

First quarter ending September 30    $    -  $    -      $   -      $   -
Second quarter ending December 31    $13.75  $12.50      $   -      $   -
Third quarter ending March 31        $15.25  $13.25      $   -      $   -
Fourth quarter ending June 30        $15.38  $14.00      $0.05      $   -

                            CAROLINA FINCORP, INC.
                             CORPORATE INFORMATION
================================================================================


                              Executive Officers

             R. Larry Campbell                     John W. Bullard
             President and CEO                   Vice President and COO

                               Winston G. Dwyer
                               Treasurer and CFO

                                   Directors

       J. Stanley Vetter - Chairman                   Joe M. McLaurin
                 Physician                     Retired Corporate Executive

     John T. Page, Jr. - Vice Chairman            Russell E. Bennett, Jr.
              Retired Attorney                 Retired Corporate Executive

             E.E. Vuncannon, Jr.                      W. Jesse Spencer
      President - E.E. Vuncannon, Inc.         Certified Public Accountant

             Buena Vista Coggin                      R. Larry Campbell
         Retired Corporate Executive          President - Carolina Fincorp, Inc.

   STOCK TRANSFER AGENT                                                  ANNUAL MEETING
Registrar and Transfer Company               The 1998 annual meeting of stockholders of Carolina Fincorp, Inc. will be
     10 Commerce Drive                       held at 1:00 p.m. on November 18, 1998 at the Calvin Little Room, Thomas
     Cranford, NJ  07016                     H. Leath Memorial Library, 412 East Franklin Street, Rockingham, NC

  SPECIAL LEGAL COUNSEL                                                  FORM 10-KSB

Brooks, Pierce, McLendon,                    A COPY OF FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE
Humphrey & Leonard, L.L.P.                   COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO THE COMPANY'S STOCKHOLDERS
2000 Renaissance Plaza                       FOR THE COMPANY'S MOST RECENT FISCAL YEAR UPON WRITTEN REQUEST TO R.
230 North Elm Street                         LARRY CAMPBELL, PRESIDENT, CAROLINA FINCORP, INC., 115 SOUTH LAWRENCE
Greensboro, NC  27420                        STREET, ROCKINGHAM, NC  28379.

  INDEPENDENT AUDITORS                                                    Corporate Office

    Dixon Odom PLLC                                                   115 South Lawrence Street
    6 Turnberry Wood                                                   Rockingham, NC  28379
Southern Pines, NC  28387


This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.