Form 10KSB, Exhibit 13
period 1999-06-30
CAROLINA FINCORP INC
filed 1999-09-23
CIK 1017232

                                  EXHIBIT 13


                    1999 ANNUAL REPORT TO SECURITY HOLDERS



     The 1999 Annual Report to Security Holders which is Exhibit (13) to this Form 10-KSB is separately bound. Pages 3-41 of the 1999 Annual Report to Security Holders are attached.

Carolina Fincorp, Inc. and Subsidiaries
Selected Financial and Other Data
-------------------------------------------------------------------------------



                                                                      At or for the Year Ended June 30,
                                                    --------------------------------------------------------------------
                                                        1999          1998           1997           1996          1995
                                                    ----------    -----------   -------------   -----------  -----------
                                                               (Dollars in thousands, except per share amounts)
Financial Condition Data:
 Total assets                                       $  119,199    $  113,911    $  111,503      $   94,110   $   91,410
 Investments(1)                                         25,220        24,511        27,259          21,782       18,540
 Loans receivable, net                                  89,308        83,623        78,674          68,358       68,745
 Deposits                                              101,998        93,415        83,760          83,715       81,437
 Stockholders' equity                                   15,756        15,388        25,448           8,641        8,128
 Book value per common share                              8.42          8.08         13.74               -            -

Operating Data:
 Interest income                                    $    8,435    $    8,628    $    7,645      $    6,836   $    6,378
 Interest expense                                        4,388         4,122         3,887           3,949        3,271
                                                    ----------    ----------    ----------      ----------   ----------
  Net interest income                                    4,047         4,506         3,758           2,887        3,107
 Provision for loan losses                                 106            92            70              36           36
                                                    ----------    ----------    ----------      ----------   ----------
  Net interest income after provision
  for loan losses                                        3,941         4,414         3,688           2,851        3,071
 Non-interest income                                       721           624           561             532          430
 Non-interest expense                                    3,212         3,385         3,094           2,493        2,452
                                                    ----------    ----------    ----------      ----------   ----------
  Income before income taxes                             1,450         1,653         1,155             890        1,049
 Income tax expense                                        517           584           402             299          329
                                                    ----------    ----------    ----------      ----------   ----------
  Net income                                        $      933    $    1,069    $      753      $      591   $      720
                                                    ==========    ==========    ==========      ==========   ==========

Per Common Share Data:
 Net income, basic(2), (3)                          $     0.54    $     0.61    $     0.46(3)            -            -
 Net income, diluted                                      0.54          0.61             -               -            -
 Regular cash dividends                                   0.24          0.24          0.05               -            -
 Dividend payment ratio(4)                               44.44%        39.58%        10.87%              -            -
 Special return of capital dividend                 $        -    $     6.00             -               -            -

Selected Other Data:
 Return on average assets                                0.81%         0.93%         0.72%           0.64%        0.81%
 Return on average equity                                5.94%         4.24%         3.93%           7.01%        9.30%
 Average equity to average assets                       13.58%        21.84%        18.43%           9.12%        8.71%
 Interest rate spread                                    3.20%         3.23%         3.01%           2.77%        3.24%
 Net yield on average interest-earning assets            3.68%         4.12%         3.78%           3.26%        3.64%
 Average interest-earning assets to average
 interest-bearing liabilities                          112.11%       123.79%       119.76%         110.90%      110.33%
 Ratio of non-interest expense to average total
 assets                                                  2.78%         2.93%         2.98%           2.70%        2.76%
 Nonperforming assets to total assets                    0.16%         0.13%         0.18%           0.06%        0.08%
 Nonperforming loans to total loans                      0.19%         0.15%         0.26%           0.04%        0.11%
 Allowance for loan losses to total loans                0.58%         0.51%         0.52%           0.57%        0.53%
 Allowance for loan losses to nonperforming loans      299.08%       352.42%       194.17%       1,296.67%      484.00%

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) On November 22, 1996, Richmond Savings Bank, Inc., SSB converted from a state-chartered mutual savings bank to a state-chartered stock savings bank and became a wholly-owned subsidiary of Carolina Fincorp, Inc.

(3) Earnings per share is based on unaudited earnings from November 22, 1996 to June 30, 1997 divided by the weighted average number of shares outstanding during the same period.

(4) The dividend payment ratio represents regular cash dividends per share as a percentage of earnings per share and excludes the special nonrecurring $6.00 return of capital dividend during the year ended June 30, 1998.

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

In accordance with the Plan of Conversion, Carolina issued common stock with a value of $18.5 million in the Offering and received proceeds of $17.6 million, net of Conversion costs. Carolina transferred a portion of the net proceeds to Richmond Savings for the purchase of all of the outstanding common stock of the Bank. On June 18, 1998, Carolina paid a special $6.00 per share return of capital dividend, returning to shareholders approximately $11.4 million.

Carolina currently has no operations and conducts no business of its own other than owning Richmond Savings and lending funds to the Richmond Savings Bank, Inc., SSB Employee Stock Ownership Plan (the "ESOP"), which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Richmond, Moore and Scotland counties in North Carolina. On June 30, 1999, approximately 90% of the Bank's net loan portfolio was composed of real estate loans.

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

                   Carolina Fincorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1999 was negative 43.08%. At June 30, 1999, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were negative 24.25% and negative 9.26%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and

                   Carolina Fincorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                              Terms to Repricing at June 30, 1999
                                              -------------------------------------------------------------------
                                                            More Than       More Than
                                               1 Year       1 Year to      3 Years to      More Than
                                               or Less       3 Years         5 Years        5 Years        Total
                                             ---------      ---------      ----------      ---------    ---------
                                                                   (Dollars in Thousands)
INTEREST-EARNING ASSETS
 Loans receivable:
  Real estate loans:
   Residential 1-4 family
    Adjustable                               $  10,941      $  14,815       $  13,416      $   2,261    $  41,433
    Fixed                                           29            642             927         14,147       15,745
   Multi-family residential and commercial
    Adjustable                                   1,419          4,809             352             63        6,643
    Fixed                                            5             11              27            685          728
   Construction
    Adjustable                                   4,475              -               -              -        4,475
   Home equity credit lines
    Adjustable                                  10,452              -               -              -       10,452
  Other loans:
    Adjustable                                       -             10              77            147          234
    Fixed                                        1,103          1,149           2,306          5,557       10,115
 Interest-earning balances in other banks        7,118              -               -              -        7,118
 Investments                                     2,481         13,755           1,023            116       17,375
 Stock in FHLB (1)                                   -              -               -            727          727
                                             ---------      ---------      ----------      ---------    ---------
   Total interest-earning assets             $  38,023      $  35,191       $  18,128      $  23,703    $ 115,045
                                             =========      =========      ==========      =========    =========

INTEREST-BEARING LIABILITIES
 Deposits:
  Passbook and statement accounts            $  11,284      $       -       $       -      $       -    $  11,284
  NOW and VIP checking accounts                 13,067              -               -              -       13,067
  Non-interest-bearing accounts                  3,090              -               -              -        3,090
  Certificate accounts                          60,145         13,525             887              -       74,557
                                             ---------      ---------      ----------      ---------    ---------
   Total interest-bearing liabilities        $  87,586      $  13,525       $     887      $       -    $ 101,998
                                             =========      =========      ==========      =========    =========

INTEREST SENSITIVITY GAP PER PERIOD          $ (49,563)     $  21,666       $  17,241      $  23,703    $  13,047

CUMULATIVE INTEREST SENSITIVITY GAP          $ (49,563)     $ (27,897)      $ (10,656)     $  13,047    $  13,047

CUMULATIVE GAP AS A PERCENTAGE
OF TOTAL INTEREST-EARNING ASSETS                (43.08)%       (24.25)%         (9.26)%        11.34%       11.34%

CUMULATIVE INTEREST-EARNING
  ASSETS AS A PERCENTAGE OF
  INTEREST-BEARING LIABILITIES                   43.41%         72.41%          89.55%        112.79%      112.79%

(1) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 5 years.

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

In addition to the traditional gap analysis, the Company also uses a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of its interest rate risk policy.

                              Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1999 and 1998. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.


                                                  Year Ended June 30, 1999         Year Ended June 30, 1998
                                                -----------------------------  -------------------------------
                                                 Average             Average    Average                Average
                                                 Balance   Interest    Rate     Balance    Interest     Rate
                                                --------   --------  -------   --------   ----------  --------
                                                                    (Dollars in Thousands)

Interest-earning assets:
 Interest-earning balances                      $  6,597   $    379     5.75%  $  3,964   $      227      5.73%
 Investments                                      16,811        969     5.76%    23,088        1,491      6.46%
 Loans                                            86,423      7,087     8.20%    82,222        6,910      8.40%
                                                --------   --------            --------   ----------

   Total interest-earning assets                 109,831      8,435     7.68%   109,274        8,628      7.90%

Other assets                                       5,705                          6,266
                                                --------                       --------

   Total assets                                 $115,536                       $115,540
                                                ========                       ========
Interest-bearing liabilities:
 Deposits                                       $ 97,940      4,387     4.48%  $ 88,070        4,108      4.66%
 Borrowings                                           26          1     3.85%       203           14      6.90%
                                                --------   --------            --------   ----------

   Total interest-bearing liabilities             97,966      4,388     4.48%    88,273        4,122      4.67%
                                                           --------                       ----------

Other liabilities                                  1,875                          2,037

Stockholders' equity                              15,695                         25,230
                                                --------                       --------

   Total liabilities and stockholders'
     equity                                     $115,536                       $115,540
                                                ========                       ========

Net interest income and interest rate spread               $  4,047     3.20%             $    4,506      3.23%
                                                           ========     ====              ==========      ====

Net yield on average interest-earning assets                            3.68%                             4.12%
                                                                        ====                              ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities             112.11%                        123.79%
                                                ========                       ========

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

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

                                      Year Ended June 30, 1999 vs. 1998
                                     ------------------------------------
                                          Increase (Decrease) Due To
                                     ------------------------------------
                                        Volume        Rate       Total
                                     ------------  ----------  ----------
                                            (Dollars in thousands)
     Interest income:
      Interest-earning balances      $       151   $       1   $     152
      Investments                           (374)       (148)       (522)
      Loans                                  337        (160)        177
                                     -----------   ---------   ---------

           Total interest income             114        (307)       (193)
                                     -----------   ---------   ---------
     Interest expense:
      Deposits                               432        (153)        279
      Borrowings                              (9)         (4)        (13)
                                     -----------   ---------   ---------

           Total interest expense            423        (157)        266
                                     -----------   ---------   ---------

     Net interest income             $      (309)  $    (150)  $    (459)
                                     ===========   =========   =========

     Comparison of Financial Condition at June 30, 1999 and June 30, 1998

Consolidated total assets increased by $5.3 million during the year ended June 30, 1999, from $113.9 million at June 30, 1998 to $119.2 million at June 30, 1999. The Company began the current fiscal year by using liquid assets to repay on July 3, 1998 borrowings of $3.2 million that had been outstanding as of the beginning of the year. The borrowings had been obtained during the prior fiscal year to provide funding for payment on June 18, 1998 of a special $6.00 per share return of capital dividend which aggregated $11.4 million. During the current fiscal year, total deposits grew by 9.2% from $93.4 million to $102.0 million, an increase of $8.6 million. Of this increase, $5.7 million was generated from the Bank's new full service branch that was opened on September 28, 1998 in Laurinburg, North Carolina.

During the current year, in addition to the $8.6 million of deposit growth described above, the Company generated additional funds of $2.0 million from operations. After replenishment of the liquid assets used to repay borrowings early in the year, other funds generated have been deployed to increase investment securities by $1.4 million, and to provide for an increase in loans receivable of $5.7 million, which grew from $83.6 million at the beginning of the year to $89.3 million at year-end. Of this increase, $3.1 million was attributable to the growth in the consumer loan portfolio.

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

                                 Asset Quality

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally, when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any material aggregate losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                       Schedule of Non-Performing Assets

                                                           At June 30,
                                                     ------------------
                                                        1999      1998
                                                     --------  --------
                                                       (In Thousands)
Non-accrual loans                                    $    173  $    124
Loans past due 90 days or more and still accruing           -         -
Other real estate                                          20        20
Renegotiated troubled debt                                  -         -
                                                     --------  --------

          Total non-performing assets                $    193  $    144
                                                     ========  ========


     Comparison of Results of Operations for the Years Ended June 30, 1999 and 1998

Net Income. Net income for the year ended June 30, 1999 was $933,000, or $.54 per share, as compared with net income of $1.1 million, or $.61 per share, for the year ended June 30, 1998, a decrease of $136,000 or $.07 per share. This net decrease in consolidated net income and earnings per share resulted primarily from a decrease in net interest income that was partially offset by an increase in other income and a decrease in other expenses.

Net Interest Income. Net interest income for the year ended June 30, 1999 was $4.0 million as compared with $4.5 million during the year ended June 30, 1998, a decrease of $459,000 resulting from a lower level of average net interest-earning assets. Average interest-bearing liabilities increased by $9.7 million as a result of the increase in deposits, resulting in an increase of $266,000 in interest expense, despite a slightly lower average cost of funds during the year. Average interest-earning assets, however, did not increase significantly during the year, as asset growth essentially offset the effects of payment of the one-time special cash dividend of $11.4 million ($6.00 per share) paid on June 18, 1998. Because of reductions in yields on loans and investments, the average rate earned on interest-earning assets decreased by 22 basis points, and total interest income declined by $193,000.

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

Provision for Loan Losses. The provision for loan losses was $106,000 and $92,000 for the years ended June 30, 1999 and 1998, respectively. There were net loan charge-offs of $26,000 during the year ended June 30, 1999 as compared with net charge-offs of $55,000 during the year ended June 30, 1998. At June 30, 1999, nonaccrual loans aggregated $173,000, while the allowance for loan losses stood at $517,000.

Other Income. Other income was $722,000 for the year ended June 30, 1999 as compared with $624,000 for the year ended June 30, 1998, an increase of $98,000 resulting principally from an increase in gains from the sale of loans.

Other Expenses. Other expenses decreased to $3.2 million during the year ended June 30, 1999 as compared with $3.4 million for the year ended June 30, 1998, a decrease of $173,000. Substantially all of this decrease relates to personnel costs which declined by $350,000. This decrease in personnel costs is attributable to the significant reduction in costs for awards granted during the prior year under the Management Recognition Plan, from $508,000 in 1998 to $136,000 in 1999. Other components of this expense category have risen during the current year principally as a result of the opening of the Bank's new full service branch facility in Laurinburg and because of costs associated with the Company's Year 2000 compliance plan.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 35.7% and 35.3% for the years ended June 30, 1999 and 1998, respectively.

                        Liquidity and Capital Resources

Carolina Fincorp, Inc. paid regular quarterly cash dividends totaling $.24 a share during fiscal 1999. Although Carolina anticipates that it will continue to declare cash dividends on a quarterly basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

As of June 30, 1999, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $25.1 million, which represents 24.6% of deposits. As a North Carolina-chartered savings bank, Richmond Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1999, the Bank's liquidity ratio, based on North Carolina regulations, was 21.0%. Management considers current liquidity levels to be adequate to meet the Company's foreseeable needs.

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

At June 30, 1999, outstanding mortgage loan commitments were $1.8 million, available line of credit balances were $16.0 million, and the undisbursed portion of construction loans was $983,000. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Carolina and Richmond Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Richmond Savings' financial statements. At June 30, 1999 and 1998, Carolina and Richmond Savings exceeded all such requirements. (See Note J to the consolidated financial statements.)


                              Regulatory Matters

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources, or other operations.

                    Impact of Inflation and Changing Prices

The financial statements and notes thereto, which are presented herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                      Impact of New Accounting Standards

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no material effect on the Company's consolidated financial statements.

                    Carolina Fincorp, Inc, and Subsidiaries
                     Management's Discussion and Analysis
===============================================================================

                          Year 2000 Compliance Issues

All levels of the Company's management and its Board of Directors are aware of the issues presented by the Year 2000 century change and the serious effects it may have on the Company and its customers. In May 1998, the Federal Financial Institutions Examination Council ("FFIEC") issued an Interagency Statement, "Year 2000 Project Management Awareness," to emphasize the critical issues that need to be addressed to implement an effective Year 2000 project management plan. The FFIEC Statement identifies five phases of the Year 2000 project management process. The Company formed a Year 2000 project team, consisting of senior officers within the Company's operations, information systems, financial and management areas, to ensure that the Company will be Year 2000 compliant. Although the Company relies entirely upon outside vendors and service providers for its computer hardware and software and its security and communications equipment, all date sensitive systems are being evaluated for Year 2000 compliance. During 1998, the Company completed upgrading and testing of systems that have been identified as critical to conducting its banking business. Testing of systems with lower priorities was completed in early 1999. The Company has also developed contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, the Company is undertaking efforts to ensure that significant vendor and customer relationships are or will be Year 2000 compliant. There can be no guarantee that the systems of other entities on which the Company either directly or indirectly relies will be timely converted, or that a failure to convert by another entity, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company in future periods. However, the Company's management believes that all of its systems will be verified Year 2000 compliant and that the Company will be able to process without interruption into the next millennium. The Company estimates that its total Year 2000 compliance costs will aggregate approximately $313,000, including capital expenditures of approximately $225,000 and other expenses of approximately $88,000 that have been or will be charged to operations. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Carolina Fincorp, Inc.
Rockingham, North Carolina


We have audited the accompanying consolidated statements of financial condition of Carolina Fincorp, Inc. and Subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Fincorp, Inc. and Subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Dixon Odom PLLC
Sanford, North Carolina
August 6, 1999

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1999 and 1998
--------------------------------------------------------------------------------

ASSETS                                                                                     1999                 1998
                                                                                     ----------------     ----------------
Cash on hand and in banks                                                            $        565,445     $        961,184
Interest-earning balances in other banks                                                    7,117,848            7,810,843
Investment securities available for sale, at fair value (amortized cost of
  $10,753,575 and $10,256,498 at June 30, 1999 and 1998, respectively) (Note B)            10,677,530           10,295,194
Investment securities held to maturity, at amortized cost (fair value  of
  $6,618,084 and $5,729,533 at June 30, 1999 and 1998, respectively) (Note B)               6,697,279            5,669,953
Loans held for sale                                                                           106,000            1,057,045
Loans receivable, net (Note C)                                                             89,308,399           83,622,584
Accrued interest receivable                                                                   588,048              582,838
Premises and equipment, net (Note D)                                                        2,328,699            2,076,418
Real estate acquired in settlement of loans                                                    19,871               20,000
Stock in the Federal Home Loan Bank, at cost                                                  727,300              734,700
Other assets                                                                                1,062,721            1,080,209
                                                                                     ----------------     ----------------

                                                                     TOTAL ASSETS    $    119,199,140     $    113,910,968
                                                                                     ================     ================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                         $    101,998,496     $     93,414,753
   Other borrowed funds (Note F)                                                                    -            3,200,000
   Accrued interest payable                                                                   133,415              152,182
   Advance payments by borrowers for property taxes and insurance                             407,011              418,746
   Accrued expenses and other liabilities                                                     904,138            1,336,881
                                                                                     ----------------     ----------------

                                                                TOTAL LIABILITIES         103,443,060           98,522,562
                                                                                     ----------------     ----------------

Commitments and contingencies (Notes C, D and L)

STOCKHOLDERS' EQUITY (Notes J and K)
   Preferred stock, no par value, 5,000,000 shares authorized, no shares issued
    and outstanding                                                                                 -                    -
   Common stock, no par value, 20,000,000 shares
    authorized; 1,871,545 and 1,905,545 issued and
    outstanding at June 30, 1999 and 1998, respectively                                     7,669,053            7,852,262
   Deferred management recognition plan (Note H)                                             (341,074)            (477,504)
   ESOP note receivable                                                                    (1,328,030)          (1,392,166)
   Unearned ESOP compensation (Note H)                                                       (566,724)            (661,000)
   Retained earnings, substantially restricted                                             10,372,284           10,041,662
   Accumulated other comprehensive income (loss)                                              (49,429)              25,152
                                                                                     ----------------     ----------------

                                                       TOTAL STOCKHOLDERS' EQUITY          15,756,080           15,388,406
                                                                                     ----------------     ----------------

                                                            TOTAL LIABILITIES AND
                                                             STOCKHOLDERS' EQUITY    $    119,199,140     $    113,910,968
                                                                                     ================     ================

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                             1999               1998
                                                                                        --------------     ---------------
INTEREST INCOME
   Loans                                                                                $    7,087,279     $     6,910,296
   Investments and deposits in other banks                                                   1,347,331           1,717,474
                                                                                        --------------     ---------------

                                                               TOTAL INTEREST INCOME         8,434,610           8,627,770
                                                                                        --------------     ---------------

INTEREST EXPENSE
   Deposit accounts (Note G)                                                                 4,386,547           4,107,881
   Borrowings                                                                                    1,422              14,149
                                                                                        --------------     ---------------

                                                              TOTAL INTEREST EXPENSE         4,387,969           4,122,030
                                                                                        --------------     ---------------

                                                                 NET INTEREST INCOME         4,046,641           4,505,740

PROVISION FOR LOAN LOSSES (Note C)                                                             106,000              92,000
                                                                                        --------------     ---------------

                                                           NET INTEREST INCOME AFTER
                                                           PROVISION FOR LOAN LOSSES         3,940,641           4,413,740
                                                                                        --------------     ---------------

OTHER INCOME
   Transaction and other service fee income                                                    388,903             350,779
   Gain on sale of loans                                                                       215,947              90,526
   Loss on sale of real estate acquired in settlement of loans                                  (9,136)                  -
   Gain (loss) on sale of investment securities                                                   (152)              1,157
   Other income                                                                                126,266             181,866
                                                                                        --------------     ---------------

                                                                  TOTAL OTHER INCOME           721,828             624,328
                                                                                        --------------     ---------------

OTHER EXPENSES
   Personnel costs                                                                           1,761,143           2,110,772
   Occupancy                                                                                   177,345             143,841
   Equipment rental and maintenance                                                            206,833             196,239
   Marketing                                                                                   101,648              64,599
   Data processing and outside service fees                                                    363,408             304,323
   Federal and other insurance premiums                                                         89,368              89,230
   Supplies, telephone and postage                                                             133,356             126,511
   Other                                                                                       379,163             349,800
                                                                                        --------------     ---------------

                                                                TOTAL OTHER EXPENSES         3,212,264           3,385,315
                                                                                        --------------     ---------------

                                                          INCOME BEFORE INCOME TAXES         1,450,205           1,652,753

INCOME TAX EXPENSE (Note I)                                                                    517,069             583,273
                                                                                        --------------     ---------------

                                                                          NET INCOME    $      933,136     $     1,069,480
                                                                                        ==============     ===============
EARNINGS PER COMMON SHARE (Note A)
   Basic and diluted                                                                    $         0.54     $          0.61
                                                                                        ==============     ===============
DIVIDENDS PER COMMON SHARE
   Regular dividends per common share                                                   $         0.24     $          0.24
                                                                                        ==============     ===============
   Special nonrecurring return of capital dividend per common share                     $            -     $          6.00
                                                                                        ==============     ===============

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                Deferred
                                                                               management         ESOP           Unearned
                                                      Common stock             recognition       note              ESOP
                                               ------------------------
                                                 Shares        Amount             plan         receivable      compensation
                                               ----------   -----------       -----------     ------------    --------------
Balance at June 30, 1997                          1,851,500   $ 17,585,611   $           -    $  (1,491,000)  $             -
   Comprehensive income:
     Net income                                           -              -               -                -                 -
     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification adjustment and income
       taxes of $36,544                                   -              -               -                -                 -

         Total comprehensive income                       -              -               -                -                 -


   Cash dividends paid ($.24 per share)                   -              -               -                -                 -

   Return of capital dividend ($6.00 per share)           -    (10,761,270)              -                -          (661,000)

   Adoption of deferred management
     recognition plan                                54,045        986,321        (986,321)               -                 -

   Vesting of deferred management
     recognition plan                                     -              -         508,817                -                 -

   Release of ESOP shares                                 -         41,600               -           98,834                 -
                                              -------------   ------------   -------------    -------------   ---------------

Balance at June 30, 1998                          1,905,545      7,852,262        (477,504)      (1,392,166)         (661,000)
   Comprehensive income:
     Net income                                           -              -               -                -                 -
     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification adjustment and
       income taxes of $40,159                            -              -               -                -                 -

           Total comprehensive income                     -              -               -                -                 -


   Purchase and retirement of common stock          (34,000)      (118,933)              -                -                 -

   Cash dividends paid ($.24 per share)                   -              -               -                -                 -

   Vesting of deferred management
     recognition plan                                     -              -         136,430                -                 -

   Release of ESOP shares                                 -        (64,276)              -           64,136            94,276
                                              -------------   ------------   -------------    -------------   ---------------

Balance at June 30, 1999                          1,871,545   $  7,669,053   $    (341,074)   $  (1,328,030)  $      (566,724)
                                              =============   ============   =============    =============   ===============

                                                                            Accumulated
                                                                               other            Total
                                                           Retained        comprehensive      stockholders'
                                                           earnings        income (loss)        equity
                                                        ------------      ---------------    --------------
Balance at June 30, 1997                              $    9,396,148        $  (42,715)     $ 25,448,044
   Comprehensive income:
     Net income                                            1,069,480                 -         1,069,480
     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification adjustment and income
       taxes of $36,544                                            -            67,867            67,867
                                                                                           -------------
         Total comprehensive income                                -                 -         1,137,347
                                                                                           -------------

   Cash dividends paid ($.24 per share)                     (423,966)                -          (423,966)

   Return of capital dividend ($6.00 per share)                    -                 -       (11,422,270)

   Adoption of deferred management
     recognition plan                                              -                 -                 -

   Vesting of deferred management
     recognition plan                                              -                 -           508,817

   Release of ESOP shares                                          -                 -           140,434
                                                      --------------        -----------     ------------
Balance at June 30, 1998                                  10,041,662            25,152        15,388,406
   Comprehensive income:
     Net income                                              933,136                 -           933,136
     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification adjustment and
       income taxes of $40,159                                     -           (74,581)          (74,581)
                                                                                           -------------
           Total comprehensive income                              -                 -           858,555
                                                                                           -------------

   Purchase of common stock                                 (183,822)                -          (302,755)

   Cash dividends paid ($.24 per share)                     (418,692)                -          (418,692)

   Vesting of deferred management
     recognition plan                                              -                 -           136,430

   Release of ESOP shares                                          -                 -            94,136
                                                      --------------        -----------     ------------

Balance at June 30, 1999                              $   10,372,284        $  (49,429)     $ 15,756,080
                                                      ==============        ===========     ============

See accompanying notes.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
===============================================================================

                                                                                             1999               1998
                                                                                      ----------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                         $        933,136     $     1,069,480
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                                             195,118             176,877
      Amortization, net                                                                         41,313             (86,269)
      (Gain) loss on sale of assets, net                                                         9,428              (1,157)
      ESOP expense                                                                              94,136             140,434
      Vesting of deferred management recognition plan                                          136,430             508,817
      Provision for loan losses                                                                106,000              92,000
      Deferred income taxes                                                                    (50,174)           (152,652)
      Deferred compensation                                                                    118,901             108,022
      Change in assets and liabilities
        (Increase) decrease in loans held for sale                                             951,045          (1,570,045)
        (Increase) decrease in accrued interest receivable                                      (5,210)            119,651
        Decrease in other assets                                                                 4,570              13,944
        Decrease in accrued interest payable                                                   (18,767)            (26,401)
        Increase (decrease) in accrued expenses and other liabilities                         (461,311)             45,923
                                                                                      ----------------     ---------------

                                                              NET CASH PROVIDED BY
                                                              OPERATING ACTIVITIES           2,054,615             951,624
                                                                                      ----------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of:
      Available for sale investment securities                                              (6,506,774)        (19,523,928)
      Held to maturity investment securities                                                (4,994,583)           (502,920)
   Proceeds from maturities and calls of:
      Available for sale investment securities                                               5,500,000          25,200,000
      Held to maturity investment securities                                                 3,963,203           1,773,125
   Proceeds from sales of:
      Available for sale investment securities                                                 500,000           1,989,688
   Proceeds from redemption of stock in Federal Home Loan Bank                                   7,400                   -
   Net increase in loans                                                                    (5,835,335)         (5,162,085)
   Purchase of premises and equipment                                                         (444,429)           (132,141)
   Proceeds from sale of real estate acquired in settlement of loans                            17,061              55,223
   Capital expenditures for real estate acquired in settlement of loans                           (453)               (588)
                                                                                      ----------------     ---------------

                                                          NET CASH PROVIDED (USED)
                                                           BY INVESTING ACTIVITIES          (7,793,910)          3,696,374
                                                                                      ----------------     ---------------

CAROLINA FINCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
===============================================================================

                                                                                            1999                1998
                                                                                      ----------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand accounts                                                    $      1,742,849     $     4,620,070
   Net increase in certificates of deposit                                                   6,840,894           5,035,123
   Decrease in advance payments by borrowers for
      taxes and insurance                                                                      (11,735)            (37,348)
   Proceeds from other borrowings                                                                    -           3,200,000
   Repayments of other borrowings                                                           (3,200,000)                  -
   Net decrease in advances from Federal Home Loan Bank                                              -            (500,000)
   Regular cash dividends paid                                                                (418,692)           (423,966)
   Special return of capital dividend                                                                -         (11,422,270)
   Repurchase of common stock                                                                 (302,755)                  -
                                                                                      ----------------     ---------------

                                                                 NET CASH PROVIDED
                                                           BY FINANCING ACTIVITIES           4,650,561             471,609
                                                                                      ----------------     ---------------

                                                        NET INCREASE (DECREASE) IN
                                                         CASH AND CASH EQUIVALENTS          (1,088,734)          5,119,607

CASH AND CASH EQUIVALENTS, BEGINNING                                                         8,772,027           3,652,420
                                                                                      ----------------     ---------------

                                                                    CASH AND CASH
                                                               EQUIVALENTS, ENDING    $      7,683,293     $     8,772,027
                                                                                      ================     ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash paid during the year for:
      Interest                                                                        $      4,406,736     $     4,148,431
                                                                                      ================     ===============

      Income taxes                                                                    $        998,650     $       454,814
                                                                                      ================     ===============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
   Loans receivable transferred to real estate acquired in settlement of loans        $         15,807     $        74,635
                                                                                      ================     ===============

   Net unrealized gain (loss) on investment securities available for sale,
 net of deferred income taxes                                                         $        (74,581)    $        67,867
                                                                                      ================     ===============

   Adoption of deferred management recognition plan                                   $              -     $       986,321
                                                                                      ================     ===============

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

In November 1996, pursuant to a Plan of Conversion which was approved by its members and regulators, Richmond Savings Bank, Inc., SSB ("Richmond Savings" or "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion") and became a wholly-owned subsidiary of Carolina Fincorp, Inc. ("Carolina" or "Parent"). Carolina was formed to acquire all of the common stock of Richmond Savings upon its conversion to stock form. Carolina currently has no operations and conducts no business on its own other than owning Richmond Savings and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

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

Cash and Cash Equivalents
-------------------------

For the purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks and interest-earning balances in other banks.

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
----------------

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

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1999 or 1998. Securities held to maturity are those securities for which the Company has the ability and intent to hold to maturity. All other securities are classified as available for sale.

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported in other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the expected life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)
-------------------------

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
------------

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

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note I. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Stock Compensation Plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Common Share
-------------------------

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, and are determined using the treasury stock method. The dilutive effect of unearned shares in the management recognition plan was negligible for the years ended June 30, 1999 and 1998.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share (Continued)
-------------------------

Earnings per common share have been computed based on the following:

                                                                                              Years Ended June 30,
                                                                                         --------------------------------
                                                                                               1999             1998
                                                                                         ---------------    -------------
         Average number of common shares outstanding used to
            calculate basic earnings per common share                                          1,725,843        1,763,678

         Effect of dilutive options                                                                2,238                -
                                                                                         ---------------    -------------

         Average number of common shares outstanding used to
            calculate diluted earnings per common share                                        1,728,081        1,763,678
                                                                                         ===============    =============

Comprehensive Income
--------------------

The Company adopted SFAS 130, Reporting Comprehensive Income, as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Adoption of SFAS 130 had no effect on the Company's net income or shareholders' equity.

Recent Accounting Pronouncements
--------------------------------

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no material effect on the Company's consolidated financial statements.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                                June 30, 1999
                                                  -----------------------------------------------------------------------
                                                                           Gross              Gross
                                                       Amortized        Unrealized         Unrealized            Fair
                                                         Cost              Gains             Losses              Value
                                                  ----------------     -------------     ---------------   --------------
Securities available for sale:
   U.S. government securities and obligations
    of U.S. government agencies                    $    10,753,575     $      11,756     $        87,801   $   10,677,530
                                                  ================     =============     ===============   ==============

Securities held to maturity:
   U.S. government securities and obligations
    of U.S. government agencies                    $     5,004,165     $       5,328     $        73,891   $    4,935,602
   Mortgage-backed securities                              704,165            15,225                   -          719,390
   Corporate debt securities                               988,949                 -              25,857          963,092
                                                  ----------------     -------------     ---------------   --------------

                                                   $     6,697,279     $      20,553     $        99,748   $    6,618,084
                                                  ================     =============     ===============   ==============

                                                                                June 30, 1998
                                                  -----------------------------------------------------------------------
                                                                           Gross              Gross
                                                       Amortized        Unrealized         Unrealized            Fair
                                                         Cost              Gains             Losses              Value
                                                  ----------------     -------------     ---------------   --------------
Securities available for sale:
   U.S. government securities and obligations
    of U.S. government agencies                    $    10,256,498     $      41,233     $         2,537   $   10,295,194
                                                  ================     =============     ===============   ==============

Securities held to maturity:
   U.S. government securities and obligations
    of U.S. government agencies                    $     3,507,667     $      16,852     $         1,574   $    3,522,945
   Mortgage-backed securities                            1,168,232            24,955                   -        1,193,187
   Corporate debt securities                               994,054            19,347                   -        1,013,401
                                                  ----------------     -------------     ---------------   --------------

                                                   $     5,669,953     $      61,154     $         1,574   $    5,729,533
                                                  ================     =============     ===============   ==============

Gross realized gains were $-0- and $2,108 and gross realized losses were $152 and $951, on sales of available for sale securities during the years ended June 30, 1999 and 1998, respectively.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities available for sale and held to maturity at June 30, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Securities Available for Sale         Securities Held to Maturity
                                                    --------------------------------------------------------------------------
                                                         Amortized           Fair            Amortized             Fair
                                                           Cost              Value             Cost                Value
                                                    -----------------  ----------------  -----------------  ------------------
     Due within one year                            $    1,978,832     $    1,980,582    $      499,924     $      502,531
     Due after one year through five years               8,774,743          8,696,948         5,058,336          4,987,868
     Due after five years through ten years                      -                  -         1,023,501          1,005,722
     Due after ten years                                         -                  -           115,518            121,963
                                                    --------------     --------------    --------------     --------------

                                                    $   10,753,575     $   10,677,530    $    6,697,279     $    6,618,084
                                                    ==============     ==============    ==============     ==============

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $1,012,000 and $738,000 and a fair value of $1,000,000 and $760,000 at June 30, 1999 and 1998, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1999. FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

                                                                             Carrying Value
                                             --------------------------------------------------------------------------------
                                                                 After            After
                                                               One Year        Five Years
                                               One Year         Through          Through        After Ten
                                                or Less       Five Years        Ten Years         Years             Total
                                             -------------  --------------    ---------------  -------------    -------------
                                                                         (Dollars in thousands)
Securities available for sale:
   U.S. government and agency securities     $       1,981   $       8,697    $          -     $          -     $     10,678

Securities held to maturity:
   U. S. government and agency securities              500           4,003             501                -            5,004
   Mortgage-backed securities                            -             557              31              116              704
   Corporate bonds                                       -             498             491                -              989

Other:
   Interest-earning balances in other banks          7,118               -               -                -            7,118
   Federal Home Loan Bank stock                          -               -               -              727              727
                                             -------------   -------------    ------------     ------------     ------------

         Total                               $       9,599   $      13,755    $      1,023     $        843     $     25,220
                                             =============   =============    ============     ============     ============

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

                                                                            Average Yield
                                           ------------------------------------------------------------------------------
                                                              After             After
                                                            One Year         Five Years
                                            One Year         Through           Through        After Ten
                                             or Less       Five Years         Ten Years         Years            Total
                                           -----------  ---------------   ---------------   --------------   ------------
Securities available for sale:
   U.S. government and agency securities      8.49%           5.78%             -               -                6.28%

Securities held to maturity:
   U.S. government and agency securities      6.17%           5.47%             8.14%           -                5.81%
   Mortgage-backed securities                 -               6.89%             9.00%           8.50%            7.25%
   Corporate bonds                            -               6.38%             6.38%           -                6.38%

Other:
   Interest-earning balances in other banks   5.64%           -                 -               -                5.64%
   Federal Home Loan Bank stock               -               -                 -               7.50%            7.50%

         Weighted average                     6.26%           5.76%             7.32%           7.64%            6.07%

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                               1999                                  1998
                                                 ---------------------------------    -----------------------------------
                                                                      Percentage                           Percentage
                                                     Amount            of Total            Amount           of Total
                                                 ---------------   ---------------    ---------------   -----------------
Type of loan:
   Real estate loans:
     One-to-four family residential              $    57,178,468         64.03%       $    58,270,874            69.68%
     Multi-family residential and commercial           7,370,723          8.25%             4,714,574             5.64%
     Construction                                      5,458,408          6.11%             7,195,787             8.61%
     Home equity lines of credit                      10,451,905         11.70%             8,908,799            10.65%
                                                 ---------------   ------------       ---------------    --------------

           Total real estate loans                    80,459,504         90.09%            79,090,034            94.58%
                                                 ---------------   ------------       ---------------    --------------

   Other loans:
     Consumer loans                                    9,470,976         10.60%             6,416,354             7.67%
     Home improvement loans                              203,782          0.23%               367,550             0.44%
     Loans secured by deposits                           674,683          0.76%               603,993             0.72%
                                                 ---------------   ------------       ---------------    --------------

           Total other loans                          10,349,441         11.59%             7,387,897             8.83%
                                                 ---------------   ------------       ---------------    --------------

           Total loans                                90,808,945        101.68%            86,477,931           103.41%

Less:
   Construction loans in process                         983,130          1.10%             2,417,928             2.89%
   Allowance for loan losses                             517,416          0.58%               437,419             0.52%
                                                 ---------------   ------------       ---------------    --------------

                                                 $    89,308,399        100.00%       $    83,622,584           100.00%
                                                 ===============   ============       ===============    ==============

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE C - LOANS RECEIVABLE (Continued)

The allowance for loan losses is summarized as follows:

                                                                                            1999                1998
                                                                                     ----------------     ---------------
         Balance at beginning of year                                                $        437,419     $       400,051
                                                                                     ----------------     ---------------
         Loans charged off:
            Real estate                                                                             -                   -
            Other                                                                             (28,719)            (60,263)
                                                                                     ----------------     ---------------
                      Total loans charged off                                                 (28,719)            (60,263)
                                                                                     ----------------     ---------------
         Recoveries:
            Real estate                                                                             -                   -
            Other                                                                               2,716               5,631
                                                                                     ----------------     ---------------
                      Total loan recoveries                                                     2,716               5,631
                                                                                     ----------------     ---------------
         Provision for loan losses                                                            106,000              92,000
                                                                                     ----------------     ---------------
         Balance at end of year                                                      $        517,416     $       437,419
                                                                                     ================     ===============

The allocation of the allowance for loan losses is summarized as follows:

                                                               1999                                        1998
                                              ---------------------------------------    -----------------------------------------
                                                             Percent of      Percent                    Percent of       Percent
                                                              Allowance      of Loans                    Allowance       of Loans
                                                Amount of      to Total      to Gross     Amount of      to Total        to Gross
                                                Allowance     Allowance       Loans       Allowance      Allowance        Loans
                                              -----------   -----------   -----------    ----------    -----------    ------------
Real estate loans:
    One-to-four family residential            $    79,000        15.27%        62.97%    $   67,000         15.32%          67.38%
    Multi-family residential and commercial        64,000        12.37%         8.11%        39,000          8.92%           5.45%
    Construction                                    8,000         1.55%         6.01%        23,000          5.26%           8.32%
    Home equity lines of credit                    47,000         9.08%        11.51%        45,000         10.28%          10.30%
                                              -----------   -----------   -----------    ----------    -----------    ------------

       Total real estate loans                    198,000        38.27%        88.60%       174,000         39.78%          91.45%
                                              -----------   -----------   -----------    ----------    -----------    ------------

Other loans:
    Consumer loans                                209,000        40.39%        10.43%       151,000         34.52%           7.42%
    Home improvement loans                          4,000         0.77%         0.23%         9,000          2.06%           0.43%
    Loans secured by deposits                           -             -         0.74%             -              -           0.70%
                                              -----------   -----------   -----------    ----------    ------------   ------------

       Total other loans                          213,000        41.16%        11.40%       160,000         36.58%           8.55%
                                              -----------   -----------   -----------    ----------    -----------    ------------

Unallocated                                       106,416        20.57%             -       103,419         23.64%               -
                                              -----------   -----------   -----------    ----------    -----------    ------------

       Total allowance for loan               $   517,416       100.00%       100.00%    $  437,419        100.00%         100.00%
losses                                        ===========   ===========   ===========    ==========     ===========   ============

Nonaccrual loans, which consisted of loans on which principal or interest was delinquent for 90 days or more, totaled approximately $173,000 and $124,000 at June 30, 1999 and 1998, respectively. Such loans had the effect of reducing interest income by approximately $9,000 and $4,000 during the years ended June 30, 1999 and 1998, respectively.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE C - LOANS RECEIVABLE (Continued)

Loans serviced for other investors amounted to $4,948,000 and $6,602,000 at June 30, 1999 and 1998, respectively.

At June 30, 1999, the Bank had mortgage loan commitments outstanding of $1,815,000 and pre-approved but unused lines of credit totaling $16,047,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                                                             1999               1998
                                                                                        --------------     ---------------
         Balance at beginning of year                                                   $       69,664     $        81,395
         Additional borrowings                                                                 103,456                   -
         Loan repayments                                                                       (28,768)            (11,731)
                                                                                        --------------     ----------------

         Balance at end of year                                                         $      144,352     $        69,664
                                                                                        ==============     ===============

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                             1999               1998
                                                                                        --------------      --------------
         Land                                                                           $      648,069      $      648,069
         Building and improvements                                                           1,739,600           1,721,168
         Furniture and equipment                                                             1,195,644           1,127,611
                                                                                        --------------      --------------

                                                                                             3,583,313           3,496,848
         Accumulated depreciation                                                           (1,254,614)         (1,420,430)
                                                                                        --------------      --------------

                                                                                        $    2,328,699      $    2,076,418
                                                                                        ==============      ==============

During the year ended June 30, 1999, the Bank entered into contracts for the construction of a new branch location in Pinehurst, North Carolina. Of the approximately $417,000 in total contractual commitments, approximately $11,000 has been spent to date.


NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWED FUNDS

At June 30, 1999, Richmond Savings had $12,000,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

Other borrowed funds at June 30, 1998 consisted of a note payable to another bank for $3,200,000 that was repaid on July 3, 1998.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1999 and 1998 follows:

                                                                  1999                                 1998
                                                  ---------------------------------      ---------------------------------
                                                                          Weighted                               Weighted
                                                                           Average                                Average
                                                        Amount              Rate             Amount                Rate
                                                  ----------------       ----------      --------------        -----------
Demand accounts:
   Passbook and statement accounts                $     11,283,657            2.52%      $   11,944,115              2.94%
   NOW accounts                                          7,796,429            1.64%           6,481,463              1.98%
   VIP checking accounts                                 5,270,951            3.51%           4,321,827              3.57%
   Non-interest bearing accounts                         3,090,363              -             2,951,146                -
                                                  ----------------                       --------------
                                                        27,441,400            2.18%          25,698,551              2.47%
Certificates of deposit                                 74,557,096            5.08%          67,716,202              5.39%
                                                  ----------------                       --------------

           Total deposit accounts                 $    101,998,496            4.30%      $   93,414,753              4.59%
                                                  ================                       ==============

A summary of certificate accounts by maturity as of June 30, 1999 follows:

                                                                        Less than           $100,000
                                                                        $100,000             or More             Total
                                                                     --------------     ---------------     --------------
                                                                                         (In thousands)
         One year or less                                            $       50,148     $         9,997     $       60,145
         Over one year through three years                                   10,987               2,538             13,525
         Over three years                                                       487                 400                887
                                                                     --------------     ---------------     --------------

         Total certificate accounts                                  $       61,622     $        12,935     $       74,557
                                                                     ==============     ===============     ==============

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE G - DEPOSIT ACCOUNTS (Continued)

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                             1999               1998
                                                                                        --------------     ---------------
         Passbook and statement account                                                 $      313,903     $       330,016
         NOW and VIP checking accounts                                                         301,748             245,927
         Certificates of deposit                                                             3,779,916           3,543,836
                                                                                        --------------     ---------------
                                                                                             4,395,567           4,119,779
         Penalties for early withdrawal                                                          9,020              11,898
                                                                                        --------------     ---------------

                                                                                        $    4,386,547     $     4,107,881
                                                                                        ==============     ===============

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Management Recognition Plan
---------------------------

At the Company's annual meeting which was held on November 27, 1997, the stockholders approved the Richmond Savings Bank, Inc., SSB Management Recognition Plan (the "MRP"). The MRP provides for the award of up to 74,060 shares of the Company's common stock to directors, officers and employees of the Bank. The Company may elect to fund the plan through the issuance of authorized but unissued shares, or by purchasing shares in the open market. During January of 1998, 54,045 of newly issued common shares were awarded under the MRP at a value of $18.25 per share at the date of grant. Personnel costs for years ended June 30, 1999 and 1998 include $136,430 and $508,817, respectively, which represent the value of MRP shares earned through those dates.

Stock Option Plan
-----------------

At the Company's annual meeting on November 27, 1997, the stockholders approved the Carolina Fincorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 185,150 shares of the Company's common stock. On February 19, 1999, the Company granted options to purchase 138,857 shares of the Company's common stock at an exercise price of $7.75 per share, including 41,657 options granted to the Company's directors and 97,200 options granted to the Company's executive officers and employees. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vested 40% on the date of grant and will vest 20% annually thereafter. All options will expire if not exercised within ten years from the date of grant. None of the options were exercised during the year ended June 30, 1999. At such date, options to purchase 80,537 shares at $7.75 per share were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the year ended June 30, 1999 would have been affected as set forth below:

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES O CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan (Continued)
-----------------

                                                  As Reported     Pro Forma
                                                  -----------    -----------

     Net income                                   $   933,136    $   822,860

     Net income per share, basic and diluted      $      0.54    $      0.48

In determining the pro forma disclosures above, the fair value of options granted was estimated to be $1.49 per option as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.25%, a dividend yield of 3.10%, an expected life of 6 years, and a volatility ratio of 18%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Employee Stock Ownership Plan
-----------------------------

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 112,000 shares of common stock in the Conversion with proceeds received from a loan of $1,549,551 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1999 and 1998, the outstanding balance of the loan is $1,328,030 and $1,392,166, respectively, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $661,000 are recorded as unearned compensation and reported as a separate component of stockholders' equity. Through June 30, 1999, $640,000 of these funds has been used by the ESOP to purchase 71,666 additional shares of the Company's common stock, resulting in the ESOP owning a larger percentage of the outstanding common stock than was originally anticipated at the time of the Conversion.

Expense of $94,136 and $140,434 during the years ended June 30, 1999 and 1998, respectively, has been incurred in connection with the ESOP. The expense for the years ended June 30, 1999 and 1998 includes, in addition to the cash contribution necessary to fund the ESOP, $30,000 and $41,600, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost to the ESOP to release these shares. The Bank has credited this amount to common stock.

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES O CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (Continued)
-----------------------------

At June 30, 1999, 33,270 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.4 million at June 30, 1999.

Deferred Compensation Plans
---------------------------

The Bank has deferred compensation plans for certain directors and officers. These plans provide benefits upon disability, death or attainment of a certain age. The Bank has made current provisions for future payments under these plans, and the related liabilities and deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses associated with these plans were $118,901 and $108,022 for the years ended June 30, 1999 and 1998, respectively.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank does not make contributions. It does, however, match fifty percent of eligible employee contributions, but the amount matched shall not exceed three percent of compensation. The plan eligibility requirement is completion of one year's full time service for employees who have attained the age of twenty-one. At June 30, 1999 and 1998, substantially all full-time employees were eligible and were covered by the plan. Provisions for contributions to the plan totaled $23,654 and $21,273 for the years ended June 30, 1999 and 1998, respectively.

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES O CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE I - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1999 and 1998:

                                                               1999           1998
                                                            ----------     ----------
     Current tax expense                                    $  567,243     $  735,925
     Net deferred tax benefit included in operations           (50,174)      (152,652)
                                                            ----------     ----------
                                                            $  517,069     $  583,273
                                                            ==========     ==========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1999 and 1998:

                                                               1999           1998
                                                            ----------     ----------
     Income tax at federal statutory rate                   $  493,070     $  561,936
     State income tax, net of federal tax benefit                8,736         21,401
     Other                                                      15,263            (64)
                                                            ----------     ----------

                                                            $  517,069     $  583,273
                                                            ==========     ==========

Deferred tax assets and liabilities arising from temporary differences at June 30, 1999 and 1998 are summarized as follows:

                                                                              1999           1998
                                                                           ----------     ----------
     Deferred tax assets relating to:
       Deferred compensation                                               $  424,512     $  401,755
       Unrealized losses on investment securities
         available for sale                                                    26,159              -
                                                                           ----------     ----------

              Gross deferred tax assets                                       450,671        401,755

     Valuation allowance                                                            -              -
                                                                           ----------     ----------

              Net deferred tax assets                                         450,671        401,755
                                                                           ----------     ----------

     Deferred tax liabilities relating to:
       Unrealized gains on investment securities available for sale                 -        (14,000)
       Allowance for loan losses                                               (2,388)       (64,264)
       Premises and equipment                                                 (61,802)       (42,475)
       FHLB stock dividends                                                  (132,318)      (135,948)
       Loan fees and costs                                                    (62,879)       (44,117)
                                                                           ----------     ----------

              Total deferred tax liabilities                                 (259,387)      (300,804)
                                                                           ----------     ----------

              Net deferred tax asset                                       $  191,284     $  100,951
                                                                           ==========     ==========

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES O CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE I - INCOME TAXES (Continued)

Retained earnings at June 30, 1999 included approximately $1.4 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing $484,000 of its bad debt reserve created in prior years by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $184,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.

NOTE J - REGULATORY RESTRICTIONS

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

CAROLINA FINCORP, INC. AND SUBSIDIARIES
NOTES O CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
================================================================================


NOTE J - REGULATORY RESTRICTIONS (Continued)

At June 30, 1999, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                 Leverage          Tier 1 Risk
                                                   Ratio             Adjusted          Risk-Based         N. C. Savings
                                              Tier 1 Capital          Capital            Capital           Bank Capital
                                             ----------------    ----------------    ---------------     ---------------
Consolidated stockholders' equity            $     15,756,080    $     15,756,080    $    15,756,080     $    15,756,080
Separate equity of the Bank                          (676,577)           (676,577)          (676,577)           (676,577)
Unrealized (gain) loss on securities                   49,429              49,429             49,429              49,429
Loan loss allowance                                         -                   -            517,416             517,416
                                             ----------------    ----------------    ---------------     ---------------

Regulatory capital                                 15,128,932          15,128,932         15,646,348          15,646,348

Minimum capital requirement                         3,586,000           2,738,000          5,477,000           5,959,000
                                             ----------------    ----------------    ---------------     ---------------

Excess regulatory capital                    $     11,542,932    $     12,390,932    $    10,169,348     $     9,687,348
                                             ================    ================    ===============     ===============

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

Dividends
---------

Subject to applicable law, the Boards of Directors of the Bank and the Parent may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Parent may depend upon dividend payments by the Bank to the Parent. Subject to regulations of the Administrator, the Bank may not declare or pay a cash dividend on, or repurchase any of, its common stock if its stockholders' equity would thereby be reduced below either (i ) the aggregate amount then required for the liquidation account or (ii) the minimum regulatory capital requirements imposed by federal and state regulations. In addition, for a period of five years after the Conversion, the Bank will be required, under existing North Carolina regulations, to obtain prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable.

During the year ended June 30, 1999, the Bank paid dividends of $4,190,000 to the Parent. During the year ended June 30, 1998, the Bank did not pay any dividends to the Parent.

CAROLINA FINCORP,INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE J - REGULATORY RESTRICTIONS (Continued)

Carolina paid regular quarterly cash dividends totaling $.24 per share during each of the years ended June 30, 1999 and 1998, and a special nonrecurring return of capital dividend of $6.00 per share during the year ended June 30, 1998.


NOTE K - STOCK REPURCHASE PLAN

On April 8, 1999, the Company's Board of Directors adopted a stock repurchase plan under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under the plan, the Company could repurchase up to 5% of the outstanding common stock. During the year ended June 30, 1999, the Company repurchased 34,000 shares of its common stock at an aggregate cost of $302,755.


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

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1999 is as follows:

     Financial instruments whose contract amounts represent credit risk:
       Commitments to extend credit, mortgage loans                               $ 1,815,000
       Undisbursed construction loans                                                 983,000
       Undisbursed lines of credit                                                 16,047,000

NOTE M - LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

CAROLINA FINCORP,INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Interest-Earning Balances in Other Banks

           The carrying amounts for cash on hand and in banks and interest-earning balances in other banks approximate fair value because of the short maturities of those instruments.

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

CAROLINA FINCORP,INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

         Borrowed Funds

            The fair values of borrowings are based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

         Financial Instruments with Off-Balance Sheet Risk

            With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1999 and 1998:

                                                                  1999                                 1998
                                                    ---------------------------------    ---------------------------------
                                                       Carrying           Estimated         Carrying           Estimated
                                                        Amount           Fair Value          Amount           Fair Value
                                                    --------------     --------------    --------------     --------------
Financial assets:
   Cash and interest-earning balances in
     other banks                                    $    7,683,293     $    7,683,293    $    8,772,027     $    8,772,027
   Investment securities                                17,374,809         17,295,614        15,965,147         16,024,727
   Loans held for sale                                     106,000            106,000         1,057,045          1,074,545
   Loans receivable                                     89,308,399         88,782,000        83,622,584         86,222,000
   Stock in FHLB of Atlanta                                727,300            727,300           734,700            734,700
Financial liabilities:
   Deposits                                            101,998,496        101,999,000        93,414,753         92,528,000
   Borrowed funds                                                -                  -         3,200,000          3,193,000

CAROLINA FINCORP,INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
===============================================================================

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Carolina Fincorp, Inc. as of and for the years ended June 30, 1999 and 1998:

                  Condensed Statements of Financial Condition
                            June 30, 1999 and 1998

                                                                                          1999                1998
                                                                                    ----------------    ----------------
         Assets:
            Cash                                                                    $        631,848    $        423,285
            Investment in Richmond Savings Bank, Inc., SSB                                15,079,503          18,220,348
            Other assets                                                                      50,063               5,480
                                                                                    ----------------    ----------------

                                                                                    $     15,761,414    $     18,649,113
                                                                                    ================    ================
         Liabilities and Stockholders' Equity:
            Liabilities:
               Accrued expenses and other liabilities                               $          5,334    $         60,707
               Other borrowed funds                                                                -           3,200,000
                                                                                    ----------------    ----------------

               Total liabilities                                                               5,334           3,260,707
                                                                                    ----------------    ----------------

            Stockholders' equity:
               Common stock                                                                7,485,231           7,852,262
               Deferred management recognition plan                                         (566,724)           (477,504)
               ESOP note receivable                                                       (1,328,030)         (1,392,166)
               Unearned ESOP compensation                                                   (341,074)           (661,000)
               Retained earnings                                                          10,556,106          10,041,662
               Unrealized holding gain (loss), net of tax                                    (49,429)             25,152
                                                                                    ----------------    ----------------

                                                                                          15,756,080          15,388,406
                                                                                    ----------------    ----------------

                                                                                    $     15,761,414    $     18,649,113
                                                                                    ================    ================

                      Condensed Statements of Operations
                      Years Ended June 30, 1999 and 1998

                                                                                          1999                1998
                                                                                    ----------------    ----------------
         Equity in earnings of subsidiaries                                         $        952,558    $        779,260
         Interest income                                                                     120,560             596,019
         Other income                                                                          4,058                   -
         Operating expenses                                                                 (141,062)           (134,306)
         Interest expense                                                                     (1,422)             (9,956)
         Income taxes                                                                         (1,556)           (161,537)
                                                                                    ----------------    ----------------

         Net income                                                                 $        933,136    $      1,069,480
                                                                                    ================    ================

                            CAROLINA FINCORP, INC.
                           COMMON STOCK INFORMATION
===============================================================================

The Company's stock began trading on November 25, 1996. There were 1,871,545 shares of common stock outstanding which were held by approximately 660 stockholders of record (excluding shares held in street name) on June 30, 1999. The Company's common stock is quoted on the NASDAQ National Market under the symbol "CFNC." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 1999 and 1998.

                                                               Stock price                     Dividends, per share
                                                    --------------------------------     --------------------------------
                                                         High                Low             Regular            Special
                                                    -------------      -------------     -------------      -------------
For the year ended June 30, 1999:
First quarter ending September 30                   $       11.00      $        8.81     $        0.06      $        -
Second quarter ending December 31                   $        9.75      $        8.00     $        0.06      $        -
Third quarter ending March 31                       $        8.13      $        6.88     $        0.06      $        -
Fourth quarter ending June 30                       $        9.75      $        7.50     $        0.06      $        -

For the year ended June 30, 1998:

First quarter ending September 30                   $       17.88      $       15.00     $        0.06      $        -
Second quarter ending December 31                   $       18.50      $       17.25     $        0.06      $        -
Third quarter ending March 31                       $       18.75      $       17.13     $        0.06      $        -
Fourth quarter ending June 30                       $       19.75      $        9.50     $        0.06      $     6.00